UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(g) of The Securities Exchange Act of 1934

TransparentBusiness, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	47-4360035
(State of Incorporation)	(I.R.S. Employer Identification No.)

228 Park Ave South 16065, New York, New York	10003
(Address of Principal Executive Offices)	(ZIP Code)

Company’s Telephone Number, Including Area Code: (212) 216-0001

Please send copies of all correspondence to:

Richard Devlin

Senior Vice President and General Counsel

TransparentBusiness, Inc.

228 Park Ave South 16065

New York, New York 10003

(212) 216-0001

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

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EXPLANATORY NOTE

Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are filing this General Form for Registration of Securities on Form 10, or this registration statement, to register our common stock, par value $0.001 per share, or common stock.

This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act or within such shorter period as the Securities and Exchange Commission, or the SEC, may direct. As of the effective date of the registration statement, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 of TransparentBusiness, Inc. (hereinafter “TransparentBusiness”, “we” or the “Company”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as “anticipate”, “plan”, “believe”, “expect”, “estimate”, and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company’s securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of Management’s efforts to implement the Company’s plan of operation;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar plan of operation;

●	the effect of changing economic conditions impacting our plan of operation; and

●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Form 10.

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Item 1.	DESCRIPTION OF BUSINESS

History and Organization

TransparentBusiness, Inc. (hereinafter the “Company,” “TransparentBusiness,” “we,” “us,” or “our”) was incorporated in the state of Delaware on June 22, 2015. In 2008, the SaaS platform was developed by KMGi, the precursor to TransparentBusiness, as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling by contractors. The SaaS platform has been in use since 2009, initially under the name TransparentBilling, serving KMGi’s internal operations.

TransparentBusiness is an operating and holding company. As an operating company, TransparentBusiness manages its SaaS (Software-as-a-Service) software business, which provides for simple and seamless monitoring and management of remote or work-from-home employees. As a holding company, TransparentBusiness wholly owns two Talent-as-a-Service (“TaaS”) operating companies and platforms – SheWorks! and Yandiki. Yandiki was previously owned by KMGi and Silvina Moschini, each of whom transferred their ownership interests in Yandiki to TransparentBusiness on January 1, 2018. SheWorks! was founded by Silvina Moschini, who transferred her ownership interest to TransparentBusiness on January 1, 2018. KMGi transferred intellectual property related to the TransparentBusiness SaaS platform to TransparentBusiness in 2018. TransparentBusiness is also the majority owner of a media company, Unicorns, Inc., obtaining a 66.67% interest in April 2021. In November 2020, TransparentBusiness also acquired a 51% majority ownership interest in ITSQuest, Inc, a regional staffing agency founded in September 21, 1994.

Business Overview

TransparentBusiness is a SaaS company engaged in providing workforce management software in order to better monitor and manage a remote workforce. TransparentBusiness solutions simplify the management of remote workers and improve the coordination and oversight of geographically dispersed workers. The Company’s software increases operating efficiencies and lowers costs, while allowing millions to work from their location of choice. The Company’s SaaS software is designed to help corporations increase remote worker productivity, protect from overbilling, eliminate fraud, allow coordination and monitoring of a corporation’s workforce, and provide real-time information on the cost and status of all tasks and projects.

TransparentBusiness’s SaaS software is currently offered via version 3.5. The Company’s SaaS software helps businesses effectively manage their workforce through easy-to-use interfaces. The software has multiple features including project management applications, real-time GANTT charts, HR resource tools, monitoring of employee activity, communications interface, and invoicing. The software is comprehensive because it combines many single item applications such as project management, vendor management, employee resource applications, timers, and productivity enhancing monitoring into one SaaS product. The software enhances worker privacy as the ability to monitor computer-based work is controlled by the user, with an ability to review all work prior to submission. Unlike “spyware”, the software is controlled by the user and therefore is not monitoring private or confidential computer-based activity. All information and data are owned by the client in much the same way as a client’s financial records or proprietary information.

TransparentBusiness’s wholly owned subsidiaries SheWorks! and Yandiki, both TaaS platforms, are, we believe, valuable assets that can operate independently or in conjunction with the Company’s SaaS software. SheWorks! is a talent exchange focused on connecting women seeking freelance or employment opportunities with companies looking for freelancers or employees to fill their needs. Yandiki is also a talent exchange and platform that connects freelance talent with companies looking for leaner, more transparent ways of carrying out remote contractual work. Our TaaS business also encompasses ITSQuest, Inc., (“ITSQuest”) a regional staffing agency with twelve locations throughout New Mexico and Texas. ITSQuest has significant contacts with employers throughout the US Southwest and will utilize its sales force and contacts to promote and sell TransparentBusiness’s SaaS and other TaaS products.

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Unicorns, Inc. is a Nevada corporation, in which the Company owns a majority stake. Unicorns, Inc. is in the process of producing a reality television/streaming show called Unicorn Hunters that will showcase private companies seeking to obtain publicity for their private offerings by appearing on the show and attempting to raise capital by advertising their exempt offerings to a wide audience. The Company expects to earn revenue from sales of “memberships” to potential investors who will gain preferred access to the private offerings showcased on the Unicorn Hunters show. Additionally, in the future, Unicorns, Inc. and/or TransparentBusiness may require that companies presenting on the show issue a small percentage of their equity to Unicorns, Inc. and/or TransparentBusiness in exchange for participation in the show. This presents an opportunity to increase shareholder value for TransparentBusiness shareholders though appreciation of the participant’s equity. Finally, commercialization of the Unicorn Hunters shows, through syndication, advertising revenue and merchandising may also generate revenue for TransparentBusiness.

Business Organization

Operating segments are defined as components of an enterprise, which separate financial information is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company evaluates operating results based on measures of performance, including revenues and profit (loss). The Company currently operates in the three reporting segments: SaaS revenues, TaaS revenues and Unicorn’s revenues. For additional information, see Note 6 – Segment Information.

TransparentBusiness is also the majority owner of a media company, Unicorns, Inc., obtaining a 66.67% interest in April, 2021. Unicorns, Inc. is in the process of producing a reality television/streaming show called Unicorn Hunters that will showcase private companies seeking to obtain publicity for their private offerings by appearing on the show and attempting to raise capital by advertising their exempt offerings to a wide audience. The Company expects to earn revenue from sales of “memberships” to potential investors who will gain preferred access to the private offerings showcased on the Unicorn Hunters show. In addition, commercialization of the Unicorn Hunters show through syndication, advertising revenue and merchandising may also generate revenue for TransparentBusiness. Major operations in Unicorns, Inc. were initiated after the year ended December 31, 2020. The Company expects to report operations of Unicorns as a third reportable segment in reporting periods beginning after December 31, 2020.

Value Proposition

TransparentBusiness is a technology company that believes the power of technology can improve the management and oversight of remote workers, increase their productivity, and make more efficient the movement towards a work-from-home environment through our SaaS product. We also use proprietary technology to drive our TaaS businesses. Also, through its majority ownership and development of Unicorns, Inc., TransparentBusiness is a media ownership entity that expects to derive significant revenue from the Unicorn Hunters show and related opportunities, as described above.

Our Mission

TransparentBusiness seeks to become synonymous with the business categories of transparency and remote workforce management. The Company digitizes the work process, making working in the cloud transparent, efficient and accountable. The platform is designed to increase remote workers’ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. The Company is the operating system of remote workforces and introduces, what we believe, is a radical new way of managing distributed teams with transparency and accountability. Our TaaS business is designed to ease the cost and burden of hiring a remote workforce with worldwide talent through our outsourcing, training and education platform. Through our Unicorns subsidiary, we seek to make Unicorn Hunters the most widely watched business program and bring democratization and transparency to the pre-IPO fundraising process, while building the TransparentBusiness brand and increasing shareholder value.

The Company’s competitive strengths include:

●	Effective management of contingent workforces (SaaS)

●	Real-time visibility of computed-based work from any location (SaaS)

●	Increased efficiency of outsourcing (SaaS and TaaS)

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●	Protection from overbilling and inaccurate reporting (SaaS and TaaS)

●	Reduced corporate expenses by facilitating efficient telecommuting and outsourcing (SaaS and TaaS)

●	Productivity increase by 15-40% by making every minute of work accountable (SaaS)

●	Unique business reality show production with celebrity participation and endorsement and multiple paths to revenue (Unicorns)

Our Vision and Strategy

Our vision is to create significant efficiencies in the economy, facilitate work from home and outsourcing, protect from overbilling, and increase entrepreneurial mobility.

TransparentBusiness primarily addresses the issues of efficiency for computer-based work and overbilling. TransparentBusiness is applicable in all work environments and types of business. Effectively, TransparentBusiness is targeting all types of work environments and organizational settings where the vast majority of work is conducted via computer. The increasing trend for outsourcing and remote contracting foster a growing need for TransparentBusiness. We will rely on direct sales to large corporations and on high visibility in main business and general news publications in the USA, UK, Latin America and other key markets.

ITSQuest is a revenue-generating talent provider that integrates into our TaaS businesses by adding traditional staffing services and their associated revenue to our product line and is also potential regional distribution partner for our SaaS and other TaaS offerings. We hope to utilize the ITSQuest brand and sales force to expand sales and acceptance of our SaaS and TaaS services.

We intend to make Unicorn Hunters the most widely watched business show in the worldwide entertainment and business media markets, while generating value for TransparentBusiness shareholders through equity acquisitions and syndication, sales of preferred-access memberships, advertisement and merchandising revenues.

Officers and Directors

Our Chairwoman, Silvina Moschini, is responsible for leading the Company’s board, which further includes Alex Konanykhin, Moe Vela, Andrew Winn and Frédéric Garcia. Ms. Moschini and Mr. Konanykhin are the co-founders of the Company. The Company’s leadership is composed of Ms. Moschini, who serves as President, Mr. Konanykhin, who is the Chief Executive Officer, Mr. Winn who serves as Chief Financial Officer and Chief Investor Relations Officer, and Deniece Ky, the Principal Accounting Officer. Other officers include David Herranz, our Chief Strategy Officer, Natalya Spicker, President of SheWorks! and Richard Devlin, Senior Vice President and General Counsel.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

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Emerging Growth Company

As a public company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Start-ups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies, and can avail itself of various exemptions such as an exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14(a) and (b) of the Securities Exchange Act of 1934.

In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analysing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Emerging growth companies may elect to defer compliance with new or revised accounting standards until private companies are required to comply. Emerging growth companies must make a one-time irrevocable election to apply all new or revised accounting standards at the same date required of non-emerging growth companies or defer adoption until private company compliance dates.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

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Item 1A.	RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement on Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the value of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Form 10. In assessing the risks below, you should also refer to the other information contained in this Form 10, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risks Related to Our Business

We may fail to increase the number of subscribers to our SaaS platform.

The number of subscribers on our SaaS platform is critical to our success. Our business and financial performance will hinge on our ability to add new customers while retaining existing subscribers. There are no assurances of continued subscriber growth, and the number of subscribers could be adversely affected by the following:

●	Lack of success in innovating or introducing new, best-in-class content and services;

●	Failure to adapt to changes in market trends or demands, or advancements in technology;

●	Technical or other problems preventing the delivery of services in a timely and reliable manner or negatively affecting the user experience;

●	Unfavourable or unpopular changes to our platforms mandated by legislation/regulations, or elected by the Company to proactively address issues;

●	Failure to maintain brand image or company reputation;

●	User concerns related to privacy, data security and safety of funds; or

●	Unexpected social, economic or market trends that negatively impact our business.

Our efforts to avoid or address any of these events may require us to incur substantial expenditure to modify or adapt our services or platforms. If we fail to retain or continue growing our user base, this will have a negative impact on our business.

We may not achieve profitability in the near term or at all.

If we increase our SaaS and TaaS subscriber and user base, we cannot provide any assurance that our subscribers will maintain their subscription or use our services for any period of time. We expect that our operating expenses will increase as we invest in marketing efforts, hire contractors and employees, and continue to invest in the marketing and development of our product and services. These efforts may be costlier than we expected, and our revenue may not increase sufficiently to offset these expenses. We may continue to take action and make investments that do not generate optimal short- or medium-term financial results and may even result in increased operating losses in the short or medium term with no assurance that we will eventually achieve the intended long-term benefits or profitability. Further, television series production is both risky and costly, and we cannot provide any assurance that we will be able to successfully syndicate the Unicorn Hunters show or obtain any positive equity value from the issuers featured on the show. These factors, among others set out in this “Risk Factors” section, may negatively affect our ability to achieve profitability in the near or medium term, if at all.

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We may fail to compete effectively in the market in which we operate.

We face competition from similar software-as-a-service and talent-as-a-service providers and the failure to compete effectively could materially and adversely affect our business, financial condition and our results of operations. While we are not aware of products that compete exactly with our SaaS products, there are many providers of services that offer similar functionality, and competition will likely evolve. Our main SaaS competitors primarily include companies that offer project management software, time-tracking software or cloud-based team collaboration software. Our TaaS competitors also offer talent-finding products, some of which are industry-specific. Finally, the television, entertainment and streaming video markets are highly competitive, and there are multiple well-established players in this market who may compete against us or have a higher likelihood of gaining viewership for new productions that our Unicorns subsidiary is able to achieve for the Unicorn Hunters show. Our competitors may have greater access to financial and marketing resources than we do and/or, may be able to capitalize on brand recognition in ways that we may not be able to, or offer low subscription fees with which we may not be able to compete.

We have a limited operating history.

We have a limited operating history upon which to evaluate the viability and sustainability of our platform and services. Our history of operating is relatively short. Although we have received substantial accolades and praise from initial demonstrations and implementations, we achieved only modest revenues and are just starting to build our sales team. As our businesses expand, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early-stage companies operating in the fast evolving industries of technology, remote work and streaming media. Some of these risks and uncertainties relate to our ability to:

●	Anticipate and adapt to changing user preferences;

●	Increase awareness of our brands;

●	Anticipate and adapt to changing preferences in the TaaS marketplace;

●	Gain viewership and therefore revenues from Unicorns’ media assets;

●	Continue to develop additional or successful episodes of the Unicorn Hunters show;

●	Adapt to competitive market conditions;

●	Attract and retain qualified personnel and contractor services.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

We need additional capital but may not be able to obtain it on favourable terms or at all.

We will require additional cash capital resources in order to fund future growth and the development of our businesses and achievement of our vision and strategy, including development of the Unicorn Hunters show and expansion of strategic partnership arrangements. We plan to continue to issue additional equity or debt securities or obtain new or expanded credit facilities. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favourable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

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Although our financial statements have been prepared on a going concern basis, we must raise additional capital to fund our operations in order to continue as a going concern.

Our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2020, has included an explanatory paragraph in its opinion that accompanies our audited consolidated financial statements as of and for the years ended December 31, 2019 and 2020, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. Our ability to raise the capital needed to improve our financial condition may be hindered by debt obligations we are incurring pursuant to our debt offering, which obligations may deter investors from purchasing our equity or debt securities. The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Our expansion places a significant strain on our management, operational, financial, and other resources.

We are continuing to rapidly and significantly expand our global operations, including increasing our service offerings and scaling our infrastructure to support our SaaS, TaaS and media businesses. The complexity of the current scale of our business can place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions, and our expansion increases these factors. Failure to manage growth effectively could damage our reputation, limit our growth, and negatively affect our operating results.

Our legislative efforts to encourage SaaS sales may not prove to be successful, which will cause us to fail to recover the resources expended in our legislative efforts and could negatively impact our projections and/or results of operations.

In 2018, TransparentBusiness began hiring multiple state lobbyists and introducing legislation in various state legislatures, seeking to make transparent verification of billable hours mandatory for state contractors. Legislation has been introduced in 32 states. The legislation is not vendor-specific and works toward a common goal of eliminating over-billing and reducing fraud via transparency software similar to TransparentBusiness’s SaaS offering. The government outreach and relations program and associated legislation is a distribution strategy that may result in an accelerated roll-out of TransparentBusiness’s SaaS offering. However, due in part to the Covid-19 pandemic, many non-essential legislative priorities were put on hold by state legislators, slowing or stalling the progress of our proposed legislation. We cannot be assured that our proposed legislation will become enacted into law in any jurisdiction, nor can we be assured that such legislation would translate into sales of our SaaS products, and thus we are at risk of having allocated substantial resources to a marketing and distribution strategy that may not prove to be successful.

Our acquisition of ITSQuest contains a divestiture provision, which could cause a divestiture of ITSQuest and therefore a loss of the associated revenue to the Company.

The Share Exchange Agreement we entered into in order to acquire a majority stake in ITSQuest contains a contingent divestiture provision whereby if TransparentBusiness does not engage in a public offering of its securities at a price of at least $10 per share on or before December 31, 2022, then TransparentBusiness will divest itself of the acquired ITSQuest equity by returning the same to the founders of ITSQuest, and such founders shall be entitled to retain the shares of TransparentBusiness received pursuant to the Exchange Agreement. Such an event would cause the loss of ITSQuest-associated revenue to TransparentBusiness while resulting in us having issued equity to the ITSQuest founders for only nominal consideration.

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Unicorn Hunters is as-yet-unproven as a media asset or as a method of marketing our products, which may not be successful, and may be a drain on our management and financial resources.

Streaming and television media and production are highly competitive industries in which our management team has limited experience. There can be no assurance that Unicorn Hunters, the business reality series being produced by Unicorns, Inc., will achieve sufficient paid memberships, viewership, or syndication and merchandising revenues to be profitable. In such case, Unicorns, Inc may be unable to repay the amounts drawn on its line of credit provided by TransparentBusiness to produce the first season of the Unicorn Hunters show, and we could incur a loss on the operation of Unicorns, Inc. If we produce a second season of Unicorn Hunters prior to generating profit from season one, it will cause an additional drain on our financial resources and the availability of management and other personnel who participate in the production of the show. Finally, if Unicorn Hunters is not successful, we will not be able to fulfil our goal of using TransparentBusiness’s sponsorship of the show as a means to increase TransparentBusiness’s brand awareness and awareness of our other products and services.

Our strategy of acquiring equity stakes in private companies featured on Unicorn Hunters may not enhance shareholder value for an extended period of time, if at all.

We plan to require, as a fee for appearing on the Unicorn Hunters show, an option to acquire approximately 5% to 10% equity stakes in some or all the companies featured in future episodes. Any such equity acquired will be illiquid and may be difficult to value. When acquired, there will be no public market for such options or the shares underlying such options, and there can be no guaranty that a market for such securities will ever develop. If a secondary market or exit opportunity does develop, we cannot be assured that the price at which such securities can be sold will meaningfully contribute to shareholder value for TransparentBusiness shareholders, or that such value will be in line with our estimates.

Obligations associated with being a public company will require significant resources and management attention.

As a public company, we will be subject to certain reporting requirements, including those of the Exchange Act, which require that we timely file annual, quarterly and current reports with respect to our business and financial condition. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures and internal control over financial reporting among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the Jumpstart Our Business Start-ups Act of 2012 (“JOBS Act”), the reporting requirements, rules and regulations will make some activities more time-consuming and costly, particularly after we are no longer deemed an “emerging growth company” or “smaller reporting company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation, among other potential problems. Compliance with these rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors. As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not previously incurred as a private company. In addition, we will be required to, among other things, institute more comprehensive financial reporting and disclosure compliance procedures and establish new internal policies, including those relating to disclosure controls and procedures. These rules and regulations, and any future changes thereto, will increase our legal and financial compliance costs compared to our prior operations and will require significant time and attention from our management team.

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We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in TransparentBusiness.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its financial statements that could not be prevented or detected on a timely basis. We identified material weaknesses in connection with our (i) entity level controls (ii) order to cash transaction cycle, (iii) financial statement close process (iv) information technology general controls (ITGC) and Segregation of Duties (“SOD”) and (v) Equity accounting for the year ended December 31, 2020. This resulted from a lack of necessary business processes, internal controls, record retention policy, and adequate number of qualified personnel within our accounting function.

The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.

Management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate. We cannot assure you that the measures we are taking will be sufficient to avoid potential future material weaknesses. Accordingly, there could continue to be a possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

Risk Related to Our Management and Control Persons

We depend on key personnel, the loss of any of whom could be detrimental to our business.

Our success depends to a significant degree upon the continued contributions of certain key personnel, including co-founders Alex Konanykhin and Silvina Moschini, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability to attract and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot provide assurance that we will be successful in attracting and retaining such personnel.

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The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Our executive officers, directors, and several stockholders and their affiliated entities together beneficially own a majority of our outstanding common stock. As a result, these stockholders, if they act together or in a block, could have significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Risks Related to Our Industry

We rely upon the internet infrastructure, cloud service providers and telecommunications networks in the markets in which we operate

Our product and services are provided as a software-as-a-service and talent-as-a-service, meaning that we contract with third-party providers to host our application and platform. While we take every precaution and use best-in class providers, our business depends on the performance and reliability of our third-party cloud service providers in the markets where we operate. There are risks inherent in all cloud computing that if our platform were affected, could affect the availability of our service or negatively impact our subscribers. Key risks include:

●	Unauthorized access to or leaks of our customer data;

●	Security risks in the technology itself;

●	Unauthorized access to or leaks of our proprietary technology;

●	Inability to set or reinforce security policy;

●	Application or system performance; and

●	Provider’s business continuity and disaster readiness.

In the event of technology breakdown by our service provider, our subscribers may experience disruptions or failures of, or other problems with use of our platform. In addition, the Internet infrastructure in emerging markets where we operate may hold higher risks of failure.

Any interruptions or delays in services from third parties, including data centre hosting facilities, cloud computing platform providers and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm our business.

We currently serve our customers from third-party data centre hosting facilities and cloud computing platform providers located in the United States and other countries. We also rely on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer our services, including database software, hardware and data from a variety of vendors. Any damage to, or failure of our systems generally, including the systems of our third-party platform providers, could result in interruptions in our services. As we increase our reliance on these third-party systems, our exposure to damage from service interruptions may increase. Interruptions in our services may cause us to issue credits or pay penalties, cause customers to make warranty or other claims against us or to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

If we do not accurately plan for our infrastructure capacity requirements and we experience significant strains on our data centre capacity, our customers could experience performance degradation or service outages that may subject us to financial liabilities, result in customer losses and harm our business. As we add data centers and capacity and continue to utilize cloud computing platform providers, we may move or transfer our data and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our services, which may damage our business.

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The popularity of content is difficult to predict and can change rapidly, and low public acceptance of the Unicorn Hunters show could adversely affect our results of operations.

The anticipated revenues derived from the sale, distribution and licensing of television and streaming programming, and our ability to acquire our desired portfolio of private equities, depend primarily on widespread public acceptance of the Unicorn Hunters show, which is difficult to predict and can change rapidly. We have invested and must continue to invest substantial amounts in the production and marketing of the Unicorn Hunters show before we learn whether it will reach anticipated levels of popularity with consumers and potential investors. The popularity of the Unicorn Hunters show depends on many factors, only some of which are within our control. Examples include the popularity, quality and amount of competing content (including, in addition to traditional competitors in media and entertainment, locally-produced content internationally and other business-related programming, some of which have large and growing subscriber/user bases and are significantly increasing their programming investments), our ability to maintain or develop strong brand awareness and target key audiences, and our ability to successfully anticipate (and timely adapt to) changes in consumer tastes in the many countries and territories in which we operate. Low public acceptance of the Unicorn Hunters could adversely affect its results of operations and therefore the overall value of TransparentBusiness.

Privacy concerns and laws such as the European Union’s General Data Protection Regulation, evolving regulation of cloud computing, cross-border data transfer restrictions and other domestic or foreign regulations may limit the use and adoption of our services and adversely affect our business.

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation that took effect in May 2018, could impose new obligations directly on us as both a data controller and a data processor, as well as on many of our customers. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”) which took effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the European Union’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, such as GDPR and CCPA readiness, these laws may require us to make additional changes to our services to enable TransparentBusiness or our customers to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. For example, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield framework. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

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Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

If we fail to anticipate or identify significant Internet-related and other technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.

If we are unable to develop enhancements to and new features for our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. In addition, because our services are designed to operate over various network technologies and on a variety of operating systems and computer hardware and software platforms using a standard browser, we will need to continuously modify and enhance our services to keep pace with changes in Internet-related hardware, software, communication, browser, and database technologies, as well as continue to maintain and support our services on legacy systems. We may not be successful in either developing these modifications and enhancements or in bringing them to market timely. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development or service delivery expenses. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

Our ability to deliver our services is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

The Internet’s infrastructure is comprised of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (ICANN) and the Internet Assigned Numbers Authority (IANA), now under the stewardship of ICANN.

The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, denial-of-service attacks or related cyber incidents, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage or result in fragmentation of the Internet, resulting in multiple separate Internets. These scenarios are not under our control and could reduce the availability of the Internet to us or our customers for delivery of our Internet-based services. Any resulting interruptions in our services or the ability of our customers to access our services could result in a loss of potential or existing customers and harm our business.

In addition, certain countries have implemented (or may implement) legislative and technological actions that either do or can effectively regulate access to the Internet, including the ability of Internet Service Providers to limit access to specific websites or content. These actions could potentially limit or interrupt access to our services from certain countries or Internet Service Providers, impede our growth, result in the loss of potential or existing customers and harm our business.

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Sales to customers outside the United States expose us to risks inherent in international operations.

We sell our services throughout the world and are subject to risks and challenges associated with international business. We intend to continue to expand our international sales efforts. The risks and challenges associated with sales to customers outside the United States or those that can affect international operations generally, include:

●	localization of our services, including translation into foreign languages and associated expenses;

●	regulatory frameworks or business practices favouring local competitors;

●	evolving domestic and international tax environments;

●	foreign currency fluctuations and controls, which may make our services more expensive for international customers and could add volatility to our operating results;

●	compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, privacy, anti-corruption, import/export, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, and our ability to identify and respond timely to compliance issues when they occur;

●	regional data privacy laws and other regulatory requirements that apply to outsourced service providers and to the transmission of our customers’ data across international borders, which grow more complex as we scale and expand into new markets;

●	treatment of revenue from international sources, intellectual property considerations and changes to tax codes, including being subject to foreign tax laws and being liable for paying withholding income or other taxes in foreign jurisdictions;

●	different pricing environments;

●	natural disasters, acts of war, terrorism, pandemics or security breaches; and

●	regional economic and political conditions.

Any of these factors could negatively impact our business and results of operations. The above factors may also negatively impact our ability to successfully expand into emerging market countries, where it can be costly and challenging to establish and maintain operations, including hiring and managing required personnel, and difficult to promote our brand, and where we may not otherwise succeed.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

Our overall performance depends in part on worldwide economic and geopolitical conditions. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These economic conditions can arise suddenly, and the full impact of such conditions can remain uncertain. In addition, geopolitical developments, such as potential trade wars, can increase levels of political and economic unpredictability globally and increase the volatility of global financial markets. Moreover, these conditions can affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscription contracts, or affect attrition rates, all of which could adversely affect our future sales and operating results. These conditions may also limit the overall willingness or ability of employers to hire additional staff, contractors or freelancers, and could decrease the willingness of investors to invest in the securities of private companies, such as those featured on our Unicorn Hunters show. All of these conditions could adversely affect our future sales and operating results.

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We may be subject to risks related to government contracts and related procurement regulations.

Our contracts with federal, state, local, and foreign government entities, as well as those of our customers, are subject to various procurement regulations and other requirements relating to their formation, administration and performance. We may be subject to audits and investigations relating to our government contracts, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contract, refunding or suspending of payments, forfeiture of profits, payment of fines, and suspension or debarment from future government business. In addition, such contracts may provide for termination by the government at any time, without cause. Any of these risks related to contracting with governmental entities, whether by us or our customers who are government contractors could adversely impact our future sales and operating results.

We may be subject to risks related to talent classification in our TaaS businesses in various jurisdictions.

While our terms of service for users of our TaaS services limit all sourced talent to the classification of independent contractor, we cannot be assured that local regulations in all countries into which we place or from which we secure talent will agree with our classification. Therefore, we face the risk that certain jurisdictions will treat our sourced talent as employees of our users/customers, which will subject us to increased regulatory burdens, increased costs, and possibly misclassification penalties. Such classification disputes, or an undesired result of such disputes, could cause our TaaS businesses to become less profitable or unprofitable, or could limit the geographic diversity from which we source talent.

Risk Related to COVID-19

Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

We are now operating under a constant threat from COVID-19, (SARS-CoV-2) the novel coronavirus which has infected millions of people globally and is responsible for the deaths of over three million people as of the filing of this Form 10, according to the World Health Organization. We will face uncertainty operating under the conditions of COVID-19. Given the severity of COVID-19, we will have limited to no control over our affairs if our management team or other key personnel become infected. There are also additional risks beyond our control. For example, many of our full-time contractors reside in countries with limited vaccine availability, and any availability may be to vaccines other than the US-manufactured vaccines. If we encounter a prolonged lockdown or quarantine, we would likely encounter opportunity risks such as being unable to execute our plans, evaluate target businesses, create additional content for Unicorns, Inc., and loss of potential business connections.

Item 2.	FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and related notes which are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other sections of this prospectus. The Company’s MD&A can be divided into the following sections:

●	Our Company

●	Key Factors and Measures We Use to Evaluate Our Business

●	Results of Operations

●	Critical Accounting Policies and Estimates

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Our Company

TransparentBusiness, Inc. (hereinafter the “Company,” “TransparentBusiness,” “we,” “us,” or “our”) was incorporated in the state of Delaware on June 22, 2015. In 2008, the SaaS platform was developed by KMGi, the precursor to TransparentBusiness, as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling by contractors. The SaaS platform has been in use since 2009, initially under the name TransparentBilling, serving KMGi’s internal operations. With clients of all sizes in multiple countries around the world, and over 30,000 individual users of our platforms, TransparentBusiness brings together an end-to-end solution to manage distributed teams in a transparent and efficient way.

TransparentBusiness is an operating and holding company. As an operating company, TransparentBusiness manages its SaaS (Software-as-a-Service) software business which provides for simple and seamless monitoring and management of remote or work-from-home employees. As a holding company, TransparentBusiness wholly owns two TaaS (Talent-as-a-Service) operating companies and platforms – SheWorks! And Yandiki. As a holding company, TransparentBusiness is also the majority owner of a traditional staffing agency, ITSQuest, with a regional presence in the U.S. Southwest. Finally, as a holding company, TransparentBusiness also became the majority owner in 2021 of Unicorns Inc., a media production company producing Unicorn Hunters, a business and investing reality show.

Key Factors and Measures We Use to Evaluate Our Business

Sources of Revenue

The Company derives its revenues from two sources: (1) subscription revenues (SaaS), which are comprised of subscription fees from customers accessing the Company’s all-in-on cloud-based solution to manage remote workers (“software platform”) and (2) staffing revenues (TaaS), whereby customers are connected to individuals by the Company who are able to assist them in projects in a remote manner or are placed into more traditional roles through our ITSQuest subsidiary.

SaaS Revenue

SaaS revenues are comprised of fees that provide customers with access to the Company’s software platform to manage remote workers and related support and updates during the term of the arrangement. The software platform allows customers to use the Company’s multi-tenant software without taking possession of the software.

For SaaS contracts, the typical subscription term is one year or less and the Company typically invoices its customers at the start of the subscription period when access to the software platform is provided. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in the account receivable and deferred revenue. In the case of SaaS contracts, this revenue is recognized over time.

TaaS Revenue

For TaaS contracts, the Company’s staffing contracts are typically for a duration of less than a year and are either on a fixed hourly rate basis or on a fixed cost basis billed upon satisfaction of respective milestones. The Company typically invoices its customers at the end of each month in contracts where the contracts involve billing on fixed hourly rates and at the end of the month in which a milestone is met in contracts that involve billing based on milestones. An over-time method is used to measure progress because the Company’s obligation is to provide continuous service over the contractual period where a fixed hourly rate billing is involved. Revenue from contracts with customers is recognized in the amount to which the Company has a right to invoice, when the services are rendered by the Company’s remote workers in such cases. For milestone-based billing, revenue is recognized using an output method based upon milestones achieved. Revenue is recognised once milestone is reached.

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Gross Profit

We define gross profit as the difference between total revenue and cost of revenue. Cost of revenues associated with our SaaS and TaaS business include payroll costs, website hosting and certain supplies and materials associated with the delivery of our services.

General and administrative expenses

Our general and administrative expenses primarily consist of costs associated with corporate departments, primarily salaries and benefits, rent and utilities, accounting and legal services, and travel and entertainment.

Sales and marketing expenses

Our sales and marketing expenses primarily consist of costs associated with obtaining additional investors through advertising of the Company’s global private offering, promoting the company’s services, and sales commissions.

Research and development expenses

Our research and development expenses primarily consist of costs associated with developing new software for our SaaS operating segment.

Global Pandemic Conditions

The coronavirus pandemic has given rise to increased remote work for millions of companies around the world. Millions of entrepreneurs, managers, and leaders are making a major shift to home office models without protocols, workflows, and tools to support the management of a remote workforce. Our platform is designed to increase remote workers´ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. As a result, we expect a positive impact to our businesses, from both a SaaS and TaaS point of view, stemming from increased remote working opportunities and the need to manage such remote working environment and conditions.

Economic and Labor Trends

Demand for our talent pool, consultants and growth of placement services are dependent upon general economic and labor trends. We believe that the Company is well positioned in the current macroeconomic environment, particularly as economies start to reopen and demand for services increase. We expect greater geographical work flexibility, the legacy of the coronavirus pandemic, to continue and help drive business growth as travel restrictions may be slow to be lifted. A Gartner survey revealed that 74% of CFO’s intend to shift some employees to remote work permanently, post COVID-19.

Demand for Diversity and Demographic Changes

Diversity and talent form the bedrock of our company. We help customers drive diversity by connecting them to a talent pool of professional women through our SheWorks! business. We believe that female engagement in the workplace will increase and become a major feature of the corporate environment going forward as female workforce participation and higher education opportunities increase.

Dynamic and evolving technology

The ability to respond in time to technology trends and new developments is a key determinant of our business and operational performance. We have a clearly focused technology roadmap that introduces new functionality and features within our platform, thereby ensuring a dynamic and evolving product experience. We believe this will widen our platform’s appeal to new customers, while creating potential for expanded use by existing customers, resulting in greater revenue growth opportunities.

Business Acquisition

We acquired ITSQuest as an information technology staffing company, providing staffing services and solutions.

Total consideration paid on the closing date was $3,800 thousand. Equity sources of funding included 10,000,000 shares of the Company’s common stock to the Sellers at a value of $1,900 thousand and an estimated contingent divestiture feature at a value of $1,900 thousand. As of the closing date ITSQuest was responsible for an outstanding tax liability in the amount of $4,390 thousand. As result of the tax liability, under the SEA, the Company will withhold in reserve 3,500,000 of the 10,000,000 shares of common stock until the liability has been settled. These shares will be held in reserve or subject to an agreed-upon Escrow Agreement.

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As it relates to the contingent divestiture, in the event that TransparentBusiness does not conduct a registered public offering of its Common Stock in which the TransparentBusiness Shares issued to ITSQuest pursuant to the agreement are registered with the SEC and listed for trading on a national securities exchange in the United States, with an initial listing price of at least $10 per share, on or before December 31, 2022, TransparentBusiness shall transfer to ITSQuest all of TransparentBusiness’s right, title and interest in the Company Shares, including any TransparentBusiness Shares that remain subject to the escrow agreement, thus completely divesting itself of all ownership in ITSQuest. Therefore, the Company recorded an estimated contingent divestiture liability of $1,900 thousand. The estimate was calculated by applying a probability model using expected values. The most significant assumption utilized in this model is the probability related to achieving the $10 per share IPO, which had a probability of 0%. In addition, the other significant estimate relates to the estimated value of the stock issued.

As of the acquisition date the fair value of the noncontrolling interest in the net assets acquired was approximately $3,730 thousand. We utilized the Guideline Public Company Method that uses business enterprise value multiples from data on comparable public companies. The selected multiple used to calculate the fair value of ITSQuest noncontrolling interest was based on several considerations such as the growth prospects of the Company. A 10% control premium was accounted for to reflect the impact on an asking price for a controlling interest in the Company based on management’s judgement.

Results of Operations

The following tables summarize key components of our results of operations for the periods indicated, both in dollars and as a percentage of our sales.

We derived the consolidated statements of operations for fiscal 2020 and fiscal 2019 from our consolidated financial statements, respectively. Furthermore, our consolidated statements of operations include the post-acquisition period activity for the ITSQuest entity. Our historical results are not necessarily indicative of the results that may be expected in the future.

`	Year Ended December 31,
	2020	% of Total Revenue	2019	% of Total Revenue
Revenues:
Staffing revenue	$1,648,052	91%	$460,916	96%
Subscription revenue	155,799	9%	19,957	4%
Total Revenues	1,803,851	100%	480,873	100%
Cost of Revenues:
Staffing Cost of Revenue	913,274	51%	170,798	36%
Subscription Cost of Revenue	10,068	1%	6,569	1%
Total Cost of Revenue	923,342	51%	177,367	37%
GROSS PROFIT	880,509	49%	303,506	63%
OPERATING COSTS AND EXPENSES
General and administrative expenses	6,325,972	351%	3,957,277	823%
Sales and marketing expenses	5,388,028	299%	321,224	67%
Research and development expenses	228,181	13%	162,950	34%
TOTAL OPERATING COSTS AND EXPENSES	11,942,181	662%	4,441,451	924%
Loss from operations	(11,061,672)	(613%)	(4,137,945)	(861%)
Interest expense, net	(170,670)	(9%)	(305,952)	(64%)
Other expense, net	(8,957)	(0%)	(39,390)	(8%)
Gain (Loss) on fair value of derivative liability	(803,695)	(45%)	(1,413,506)	(294%)
Gain (Loss) on debt extinguishment, net	(154,590)	(9%)	(152,650)	(32%)
Loss before income taxes	(12,199,584)	(676%)	(6,049,443)	(1,258%)
Income tax expense (benefit)	(79,111)	(4%)	(18,658)	(4%)
Net loss	(12,278,695)	(681%)	(6,068,101)	(1,262%)
Less: net earnings (losses) attributable to the noncontrolling interest	(50,487)	(3%)	-	0%
NET LOSS ATTRIBUTABLE TO TRANSPARENTBUSINESS	$(12,228,208)	(678%)	$(6,068,101)	(1,262%)

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Revenues

Total revenues increased by $1,323 thousand, or 275%, to $1,804 thousand in 2020 compared to $481 thousand in 2019. The year over year increase is mainly driven by the greater demand for SaaS and the TaaS related business. We attribute this rise to favourable business conditions brought on by the COVID-19 pandemic, such as the popularity of remote working along with post-acquisition revenues of ITSQuest. For the year ended December 31, 2020, post-acquisition revenues of ITSQuest were $845 thousand. From a company perspective, the TaaS business has seen healthy organic and acquisition related growth that have helped drive overall revenue increases.

SaaS Revenue

SaaS sales revenue was $156 thousand and comprised 9% of our total revenues in 2020. For 2019, SaaS sales revenue were $20 thousand and comprised 4% of our total revenues. SaaS revenue is driven primarily by the number of customers, the number of users at each customer, the price of user subscriptions, and renewal rates.

TaaS Revenue

TaaS sales revenue were $1,648 thousand and comprised 91% of our total revenues in 2020. For 2019, TaaS sales revenue were $461 thousand and comprised 96% of our total revenues in 2019. TaaS revenue growth was driven primarily by the post-acquisition revenue of ITSQuest, which was $845 thousand for the year ended December 31, 2020.

Cost of Revenue

As revenue grew, we saw an increase in Cost of Revenue by $746 thousand, or 421%, to $923 thousand in 2020 compared to $177 thousand in 2019. For the year ended December 31, 2020, the post-acquisition cost of revenue of ITSQuest was $637 thousand.

SaaS Cost of Revenue

Cost of subscription revenue primarily consists of costs related to providing cloud applications, compensation and other employee-related expenses for data centre staff, including salaries and bonuses, and payments to outside service providers. SaaS cost of revenue increased by approximately $3 thousand, or 53%, to $10 thousand in 2020 compared to $7 thousand in 2019.

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TaaS Cost of Revenue

Cost of professional services revenue primarily consists of contractor costs related to providing implementation and configuration services, optimization and training services, personnel-related costs directly associated with our professional services and training departments, including salaries of employees and bonuses and other direct costs attributable to this area. TaaS cost of revenue increased by approximately $743 thousand, or 435%, to $913 thousand in 2020 compared to $171 thousand in 2019. The increase in cost is primarily driven by post-acquisition revenue of ITSQuest, which had post-acquisition TaaS cost of revenue of $637 thousand.

Gross profit

Total gross profit grew 190% or $577 thousand to $880 thousand in 2020 compared to $303 thousand in 2019. SaaS gross profit grew 989% or $132 thousand to $145 thousand in 2020 compared to $13 thousand in 2019. TaaS gross profit grew 153% or $445 thousand to $735 thousand in 2020 compared to $290 thousand in 2019. The increase in gross profit is primarily driven by post-acquisition revenue of ITSQuest that was offset by an increase in post-acquisition cost of revenue of ITSQuest. Post-acquisition gross profit of ITSQuest was $208 thousand for the year ended December 31, 2020. For the year ended December 31, 2020, and 2019, the Company’s gross profit as percent of total revenue was 49% and 63%, respectively.

Sales and marketing

Sales and marketing expenses increased by $5,067 thousand, to $5,388 thousand in 2020 compared to $321 thousand in 2019. Sales and marketing costs were incurred primarily to obtain new investors in the Company, rather than promote the Company’s services.

General and administrative

General and administrative expenses increased $2,369 thousand, or 60%, to $6,326 thousand in 2020 compared to $3,957 thousand in 2019. We expect to increase the size of our general and administrative function to support the growth of our business and as a result of operating as a public company.

Regular payroll increased $1,890 thousand, or 94%, to $3,892 thousand in 2020 compared to $2,002 thousand in 2019. The increase was largely owing to the growth of the business and resulting additional headcount. Additionally, bonuses throughout the year increased $495 thousand from the prior year due to anniversary bonuses being paid to several employees as well as a CFO bonus for the increase in revenue. Personnel-related costs include executive, finance, legal, and human resources employee related salaries and bonuses. Subcontractor fees increased $569 thousand, or 124%, to $1029 thousand in 2020 compared to $460 thousand in 2019. The increase in subcontractor fees are due to hiring subcontractors to support the administrative function.

The Company recorded $1,466 thousand and $597 thousand of stock-based compensation expense relating to stock option awards and liability classified RSU’s during the years ended December 31, 2020 and 2019, respectively.

Professional fees decreased by $415 thousand, or 38%, to $679 thousand in 2020 compared to $1,094 thousand in 2019. Professional fees include cost related to external legal, accounting, governmental affairs services and expenses, and other consulting services. As it relates to governmental affairs services and expenses, the Company incurred $212 thousand in expenses in 2020 and $843 thousand in expenses in 2019, a decrease of $631 thousand year over year. Driving this decrease was a reduced need for governmental affairs and expenses. Other costs incurred during the year ended December 31, 2020, relate to professional advice and services relating to potential acquisitions and for raising additional capital from investors. Professional fees related to obtaining advice for a proposed initial public offering also factored into this.

Payment processing fees have also seen a steep spike compared to earlier years, owing to the use of PayPal and its resulting fees. PayPal fees have increased to $295 thousand in 2020 compared to $.6 thousand in 2019. The increase is processing fees are related to an increase in services provided by the Company, as the Company utilizes a PayPal business account to process invoices and receive cash.

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Conversely, rent expenses decreased $39 thousand, or 38%, to $63 thousand in 2020 compared to $102 thousand in 2019. Quarantining requirements, work-from-home mandates along with government restrictions led to a reduced need for office space in a year dominated by COVID-19. Similarly, travel and entertainment decreased by $173 thousand, or 77% to $51 thousand in 2020 compared to $223 thousand in 2019.

Post-acquisition general and administrative expenses of ITSQuest represented $288 thousand out of the consolidated total of $6,326 thousand in 2020.

Research and Development

Research and development rose 40% to $228 thousand in 2020 compared to $163 thousand in 2019. Research and development mainly consists of personnel related costs such as salaries and benefits and stock-based compensation for research, design and development activities.

Research and development costs relating to the internal use of software are not material and expensed as they are incurred. These costs are presented under Operating costs and Expenses as Research and Development costs.

Change in fair value of derivatives

The Convertible notes have embedded conversion options that give rise to a derivative liability. The derivative liability is recorded at fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported in the accompanying consolidated statements of operations. The recorded loss in the fair value of derivatives was ($804) thousand in 2020 and ($1,414) thousand in 2019, a 43% change when compared to the prior year.

Assumptions used to measure the fair value of derivative liabilities included the mean value of the shares investment value which ranged between $0.025 - $0.11 per share for convertible notes issued from 2017 through 2020. Additional assumptions used were discount rates based on All Corporate Bond Yields for CCC+ grade level bonds and expected terms until conversion for each convertible note.

Gain (Loss) on debt extinguishment, net

Upon conversion of convertible notes into common shares, the carrying amount of notes net of unamortized discount and related derivative liability is removed at their carrying amounts and the shares issued are measured at their then-current fair value, with the difference recorded as a gain or loss on extinguishment. The Company recorded a loss on the settlement of debt of $155 thousand in 2020 compared to a loss on settlement of debt of $153 thousand in 2019 upon conversion of convertible notes into common shares.

Liquidity and Capital Resources

Our primary future uses of cash will be to fund working capital requirements and expenditures of Unicorns, Inc.

We had cash and cash equivalents of $9,961 thousand available as at December 31, 2020. Our cash is maintained with several highly reputed, creditworthy institutions.

On July 31, 2021, the Company issued 8,890,279 additional shares and raised $17,780 thousand in cash proceeds (at $2 per share).

On August 5, 2021, the Company issued 1,244,182 additional shares and raised $3,732 thousand in cash proceeds (at $ 3 per share).

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During 2020, ITSQuest entered an account receivable financing arrangement with a financial institution (“Factor”). Pursuant to the terms of the arrangement, the Company sells amounts of its accounts receivable balances to the Factor as absolute owner with full recourse against ITSQuest. In accordance with Accounting Standards Codification (“ASC”) 860, Transfers and Servicing (“ASC 860”), we concluded that the transaction with the Factor represents a transfer of financial assets in which the Company retains effective control over. As such it was determined that the transfer of financial asset should be recorded as a secured borrowing. Furthermore, the Company shall continue to report the transferred financial asset in its statement of financial position with no change in the asset’s measurement. Accordingly, the Company records the receivable as is on its Balance Sheet and records a liability for the amount received from the Factor towards factored receivables in a manner similar to secured borrowing with pledge of a collateral. The Factor remits 95% of the account receivable balance to the Company and retains 5% factoring fee for the invoice factored. The transferred financial asset is included as a component of other current liabilities in the accompanying consolidated balance sheets. During the year ended December 31, 2020, the Company recorded a liability to the Factor of $325 thousand. The cost of factoring is included as a component of general and administrative expenses in the accompanying consolidated statement of operations. During the year ended December 31, 2020, the Company incurred $8 thousand in factoring fee expense.

Summary of Cash Flows

Year Ended December 31, 2020 compared with Year Ended December 31, 2019

The following table sets forth our cash flows for the periods indicated:

	Year Ended December 31,
(In thousand)	2020	2019
Cash flows provided by (used in) continuing operations:
Net cash used in operating activities	$(8,939)	$(3,526)
Net cash used in investing activities	(1,700)	-
Net cash provided by financing activities	19,928	3,640
Increase in cash and cash equivalents	$9,289	$114

Cash Provided by Operating Activities

Cash flows used for operating activities increased by ($5,613) to ($9,139) thousand in 2020 compared to $(3,526) thousand in 2019. Net cash used in operating activities for the year ended December 31, 2020, was $9,139 thousand. This was composed of the net loss of $12,279 thousand offset by non-cash items and adjusted upward for changes in working capital of $2,614 thousand and $525 thousand, respectively. Net cash used in operating activities for the year ended December 31, 2019, was $3,526 thousand. This was composed of the net loss of $6,068 thousand adjusted by non-cash items and adjusted upward for changes in working capital of $2,470 thousand and $72 thousand, respectively.

Cash Used in Investing Activities

Cash flows used in investing activities increased to $1,700 thousand in 2020 compared to $0 thousand in 2019. The increase was due to the issuance of the short-term promissory note in 2020 to the President.

Cash Used in Financing Activities

Cash flows received from financing activities increased by $16,488 thousand to $20,128 thousand in 2020 from $3,640 thousand in 2019. The increase in cash received from financing activities was due to issuance of common stock and sale of treasury stock.

Cash and Cash Equivalents

We maintain cash with several high credit quality financial institutions. Temporary cash investments with original maturities of three months or less are considered cash equivalents. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk. We maintain our cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. We have not experienced any losses in such accounts.

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COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing, or other activities, or the global economy, as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations, and business and those of the third parties on which the Company relies.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

Revenue Recognition

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) using the full retrospective method. Under the full retrospective transition method, the Company applies the new revenue standard to all contracts and adjusts its financial statements to reflect the accounting under ASC 606 for all periods presented. For all years the revenue is recognised over time. No material impact of application of ASC 606 was noted in the Consolidated Financial Statements of the Company. ASC 606 is a comprehensive new revenue recognition model that requires the Company to recognize revenue in a manner which depicts the transfer of goods or services to its customers at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. Under ASC 606, revenue is recognized when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of the Company's goods or services.

The Company primarily derives its revenues from two revenue streams:

1.	Subscription Revenue (Software-as-a-Service or “SaaS”) - which are comprised of subscription license fees from customers accessing the Company's all-in-on cloud-based solution to manage remote workers (“software platform”)

2.	Staffing Revenue (Talent-as-a-Service or “TaaS”) - whereby enterprise customers are connected to individuals who are able to assist them in projects.

The Company accounts for revenue contracts with customers through the following five steps: (i) identification of the contract, or contracts, with a customer, (ii) identification of the performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligation in the contract, and (v) recognition of revenue when, or as, the Company satisfies a performance obligation. The Company’s subscription service arrangements are non-cancellable and do not contain refund-type provisions. Certain service agreements include cancelation clause and there is right of return provided to the customer. The Company make estimates and maintain a reserve for expected customer cancellations. These estimates involve inherent uncertainties and management judgment. For the years ended as of December 31, 2020 and 2019 the reserve for expected customer cancellations and refunds is immaterial.

The Company's customers vary from government institutions, Fortune 500 Companies, and small businesses as the Company's primary business model is the provision of talent services. At contract inception, the Company assesses the product offerings in its contracts to identify performance obligation(s) that are distinct. A performance obligation is distinct when the customer can benefit from it on its own or together with other resources that are readily available and when it is separately identifiable from other items in the contract. We also note that costs to obtain a contract have been immaterial.

To identify its performance obligation(s), the Company considers all of the promises in the contract. In each customer contract, the Company promises to perform the related SaaS and/or TaaS services. The Company has concluded there to be a single performance obligation in each of these services. For SaaS arrangements, the primary obligation is the license issuance to the TransparentBusiness workforce platform. For TaaS arrangements, the primary performance obligation is services provided to the customer by the professional resulting in hours accrued or milestones reached.

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The transaction price is the total amount of consideration the Company expects to be entitled in exchange for the service offerings in a contract. At the inception of the contract, the transaction price is known for all the services in the contracts. For SaaS contracts the transaction price is based on licenses sold. TaaS contracts are based on the contracted service hours. Some contracts have a form of variable consideration, for example discounts on licenses sold that exceed certain volumes, or TaaS remote talent projects with a 10% discount for long term engagements that could impact the base transaction price of our services in contracts with the customers.

Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the products or services to the customer (i.e., the “allocation objective”). For both SaaS and TaaS streams, the Company does not sell products or services in bundles where the standalone selling prices are not known. Since the Company does not sell in bundles, the variable consideration related to a specific performance obligation can be easily applied.

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. If the consideration promised in a contract includes a variable amount, for example, a discount for the subscription to access the software platform or for long term staffing engagements, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

For SaaS contracts, the typical subscription term is one year or less and the Company typically invoices its customers at the start of the subscription period when access to the software platform is provided. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in the account receivable and deferred revenue. In the case of SaaS contracts, this revenue is recognized over time. For TaaS contracts, the Company's staffing contracts are typically for a duration of less than a year and are either on a fixed hourly rate basis or on fixed cost basis billed upon satisfaction of respective milestones. The Company typically invoices its customers at the end of each month in cases where the contracts involve billing on fixed hourly rates and once milestone is reached. An over-time method is used to measure progress because the Company's obligation is to provide continuous service over the contractual period where fixed hourly rate billing is involved. For time and material based contracts, revenue from contracts with customers is recognized in the amount to which the Company has a right to invoice, when the services are rendered by the Company's remote workers in such cases. For milestone-based contracts, revenue is recognized over time using output method. Revenue is recognized once milestone is reached. Milestones reached represent work performed and thereby best depicts the transfer of control to the customer.

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Additionally, the Company pays commissions to a select number of employees who assist in obtaining contracts for its subscription revenue, given that the length of the subscription contracts is generally short term and less than a year, we applied the practical expedient pursuant to ASC 340, Other Assets and Deferred Costs for all contracts. As such, sales commissions are expensed when incurred rather than capitalized.

Operating Segments

Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources and in assessing performance. The Company evaluates operating results based on measures of performance, including revenues and profit (loss). The Company currently operates in the following two reporting segments: SaaS revenues and TaaS revenues.

Our reportable segments consist of SaaS and TaaS. We determine our operating segments based on how the chief operating decision makers (“CODM”) manage the business, allocates resources, makes operating decisions and evaluates operating performance. The chief operating decision makers (“CODM”) are the Chief Executive Officer and the President of the Company. Our chief operating decision makers reviews financial information presented on a consolidated basis accompanied by information about revenue and cost of revenue by services type along with gross profit for purposes of allocating resources and evaluating financial performance, as such we have disclosed segment information up to gross profit for each operating segment.

Consolidation

The Company’s policy is to consolidate all subsidiaries or other entities in which it has a controlling financial interest. The consolidation guidance under ASC 810 requires an analysis to determine if an entity should be evaluated for consolidation under the voting interest entity (“VOE”) model or the variable interest model (“VIE”). Under the VOE model, controlling financial interest is generally defined as a majority ownership of voting interests. The consolidated financial statements include the accounts of all subsidiaries or other entities in which the Company has a direct or indirect controlling financial interest.

The Company assesses all entities with which it is involved for consolidation on a case-by-case basis depending on the specific facts and circumstances surrounding each entity. Pursuant to ASC 810, the Company first evaluates whether it holds a variable interest in an entity. The Company considers all economic interests, including proportionate interests through related parties, to determine if such interests are considered a variable interest.

For any entity where the Company has determined that it does hold a variable interest, the Company performs an assessment to determine whether it qualifies as a variable interest entity (“VIE”). If the Company qualifies as a VIE, then the Company assesses whether it has a controlling financial interest in the VIE and, thus, is the VIE's primary beneficiary.

Business Combinations

We apply the purchase accounting standards under ASC 805 Business Combinations to acquisitions. The purchase price of an acquisition is allocated, for accounting purposes to individual tangible and identifiable intangible assets acquired, and liabilities assumed based on their estimated fair values on the acquisition date. Any excess purchase price over the assigned values of net assets acquired is recorded as goodwill. The acquisition date is the date on which control is obtained by the acquiring company. Transaction costs are expensed as incurred. Significant estimates pertaining to the acquisition relate to the fair value of intangible assets and goodwill, the noncontrolling interest, and contingent divestiture. Assumptions used in measuring the intangible assets and goodwill included estimated future cash flows and market comparable data. The noncontrolling interest was measured using the Guideline Public Company Method that uses business enterprise value multiples from data on comparable companies. A 10% control premium was applied to reflect the impact on the asking price for a controlling interest in the Company based on management’s judgement. Furthermore, the contingent divestiture was estimated using a probability model using expected values.

Certain items such as goodwill and intangible assets are recorded as a result of the business acquisition discussed in Note 4, as well as the contingent divestiture that are recognized or disclosed at fair value on a non-recurring basis. The Company determines the fair value of these items using level 3 inputs. There are inherent limitations when estimating the fair value of financial instruments, and the fair values reported are not necessarily indicative of the amounts that would be realized in current market transactions. See Note 4 in our consolidated financial statements for details of our business combinations.

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Equity Warrants

The Company evaluates warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance pursuant to ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company evaluated the fixed dollar value RSUs the Company had granted would result in a variable number of shares to be issued, which triggered the equity classification guidance under ASC 815-40. As of result of this, other equity awards classification could be impacted absent consideration of the ordering guidance. The authoritative guidance ASC 815-40-35-13 requires the method of ordering the financial instruments for reclassification to be rational, systematic and consistently applied. The Company elected method under ASC 815-40-35-13(c) - Reclassification of contracts with the earliest maturity date first to order its contracts for reclassification and accordingly the equity awards to employees as part of their compensation that are based on fixed dollar values should be classified as liabilities if they are outstanding as of a reporting date. No other instruments should be classified as liability since the entity has sufficient number of equity shares to issue to holders of options and warrants.

Common Stock Valuation

The Company’s common stock was valued based on Company’s expected future growth. The Market Approach was used which consisted of the (1) Guideline Public Company Method and (2) the Recent Common Stock Transactions. These two methods were considered to determine the value of common stock given the proximity of the common stock transactions and the economics of the Company. The common stock transactions involved multiple parties; however, they reflect individuals and not institutional investors, and the majority of the investors are non-accredited. Limited due diligence was performed, limited financial information was provided, and the overall shares raised were a small percentage of the Company's overall capitalization. As a result, the Company placed the most weight on the guideline company method and 15.0 percent weight on the recent common stock transactions.

Valuation of Common stock was performed for 2018, 2019 and three Quarters of 2021.

Derivative Financial Instruments

The Convertible notes have embedded conversion options that give rise to a derivative liability. The fair value of the derivative liability is recorded and shown separately under current liabilities on the accompanying consolidated statements of financial position. Changes in the fair value of the derivative liability are recorded in the accompanying consolidated statements of operations.

The Company uses the with and without valuation model to value the derivative instruments at inception and on subsequent valuation dates. The key assumption used to measure the fair value included the mean value of the shares to be issued in the future at the expected conversion date. Additional assumptions used were discount rates based on All Corporate Bond Yields for CCC+ grade level bonds and the expected term until conversion for each convertible note.

Going Concern

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred net losses of ($12,279) thousand and ($6,068) thousands and used cash in operating activities of ($9,139) thousand and ($3,526) thousand and has an accumulated deficit as of ($20,982) thousand and ($8,753) thousand as of December 31, 2020, and 2019, respectively, as well as expects to incur future additional losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt, or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, given the impact of the economic downturn on the U.S. and global financial markets, the Company may be unable to access further equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of December 31, 2020, and December 31, 2019 we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Recently Issued and Adopted Accounting Standards

Refer to Note 2 of “Notes to Consolidated Financial Statements,” included in Item 8 of this Form 10 for details.

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Item 3.	DESCRIPTION OF PROPERTY

We own no real property.

Item 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2021. The information in this table provides the ownership information for: each person known by us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Silvina Moschini	Common Stock	270,455,263	34.48%
Alex Konanykhin	Common Stock	266,625,229	33.99%
Andrew Winn	Common Stock	4,802,719	0.61%
Moises Vela	Common Stock	1,515,000	0.19%
Frédéric Garcia	Common Stock	5,647,791	0.72%
David Herranz	Common Stock	15,000	0.00%
Natalya Spicker	Common Stock	-	0.00%
Richard Devlin	Common Stock	371,905	0.05%
Deniece Ky	Common Stock	35,000	0.00%
Officer and Directors as a group			70.05%

(1) Applicable percentage ownership is based on 784,388,358 shares of common stock outstanding as of July 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of July 31, 2020 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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Item 5.	DIRECTORS and EXECUTIVE OFFICERS

The following table sets forth information for our executive officers and directors as of August 9, 2021:

Name	Age	Position
Silvina Moschini	49	Chairwoman of the Board and President
Alex Konanykhin	54	Director and Chief Executive Officer
Andrew Winn	52	Director and Chief Financial Officer
Moises Vela, Jr.	59	Director
Frédéric Garcia	53	Director
David Herranz	47	Chief Strategy Officer
Natalya Spicker	39	President, SheWorks, Inc.
Richard Devlin	49	Vice President and General Counsel
Deniece Ky	51	Principal Accounting Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Silvina Moschini – Co-founder, Chairwoman of the Board and President

Ms. Moschini is the Chairwoman and President of the Company. Prior to co-founding the Company, Ms. Moschini was Vice President of Corporate Communications at Visa International, where she developed the public relations further positioning Visa as one of the most globally valued brands. She joined Visa from Patagon.com, the Internet branch of Santander Central Hispano Group, where she was Vice President of Corporate Communications. Prior to joining Patagon, Ms. Moschini was the Public Relations manager for Compaq Computer Corporation Latin America, creating the Public Relations Department and supervising the implementation of the communications strategy in the region. Ms. Moschini is also the founder of SheWorks, Inc., where she has served as its Chief Executive Officer and a director since November 13, 2016 and the founder of Yandiki, Inc., where she has served as its Chief Executive Officer and a director since August 18, 2014. Ms. Moschini is also a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters. Ms. Moschini has a B.S. in public relations from Universidad Argentina de la Empresa (Buenos Aires, Argentina) and a degree in marketing from New York University. She also completed a master’s course in public relations from the University of Houston in Texas and graduate courses in web communications and social media at the Libera Università di Lingue e Comunicazione and the Università Commerciale Luigi Bocconi, both in Milan, Italy. Ms. Moschini brings to the board her extensive experience and leadership skills, including being responsible for developing the Company’s industry-leading operating platform

Alex Konanykhin – Co-founder, Director and Chief Executive Officer

Mr. Konanykhin is the Chief Executive Officer and director of the Company. Mr. Konanykhin is a serial entrepreneur, author and business expert. At the age of 23, he founded the Russian Exchange Bank, becoming one of the wealthiest men in post-Communist Russia. After defecting to the United States in 1992, he created KMGi in 1997, an international award-winning production studio that is widely recognized by leading publications such as Forbes and CNN as the “Future of the Internet” for innovative implementations of cutting-edge technology. KMGi developed a variety of businesses, including Intuic, TransparentBusiness, Yandiki, KMGi Studios, WikiExperts, ForWellConnected, Stock4Services and Services4Stock. Mr. Konanykhin has been a board member and CEO of TransparentBusiness since its founding in 2015. He has also been a member of the board of directors of SheWorks, Inc. since 2016 and Yandiki, Inc. since 2014 and has served as the Chief Executive Officer and a member of the board of directors of Unicorns, Inc. since November 2020. Most recently, Mr. Konanykhin has founded and become a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters. He has an MBA from the Edinburgh Business School. Mr. Konanykhin brings to the board significant sector experience and key leadership skills. Mr. Konanykhin is the husband of Ms. Moschini.

Andrew Winn – Director and Chief Financial Officer

Mr. Winn has served as the Chief Financial Officer of TransparentBusiness since September 2020. He is responsible for all duties of the CFO function, including accounting, reporting functions, investor relations, fundraising and investment presentations. He also has served as the Company’s Chief Investor Relations Officer since 2017. Prior to joining TransparentBusiness, Mr. Winn was a trader at Mid Atlantic Capital Group Inc. from 2013 through 2017. While there, Mr. Winn successfully fixed income trades for investment grade, high yield, structured and emerging market bonds and further enhanced and incorporated electronic trading platforms into the existing trading framework. He also significantly increased the visibility of the firm by building relationships and executing many trades in the United States and overseas. Mr. Winn earned a Bachelorette in Finance and Accounting at the University of Berkeley and an MBA from Santa Clara University. He also took courses for a Masters in Taxation at Golden Gate University and earned the Chartered Financial Analyst designation. Mr. Winn brings to the board extensive experience related to financial reporting, internal controls, compliance, risk and regulatory strategy, developed from over 18 years of experience in accounting and investment functions in large investment institutions.

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Moises Vela, Jr. – Director

Moe Vela is the CEO of MoeVela, LLC, a strategic business advisory firm, with business partnerships and ventures that span the globe across a diversity of sectors and industries, which he founded in January 2012. He is also the Founder of The Vela Group, LLC, a global business development consulting firm, founded in January 2019. In addition to running his firms, he has been Of Counsel/Senior Advisor at the law firm of Stein Mitchell Beato and Missner since December 2020. Since January 2019 Mr. Vela has been Chief Transparency Officer and on the Board of Directors at TransparentBusiness, and in December 2020 was elected to the Board of Directors of TruConnect, one of the nation’s premier Lifeline companies. Most recently, Moe has become a board member, co-producer and co-star in the Company’s affiliated business reality show, Unicorn Hunters.

Mr. Vela is a long-time Washington insider, and his leadership and counsel have been sought by some of the country’s top political and business leaders. Mr. Vela served as the Director of Administration and Senior Advisor for then-Vice President Joe Biden. The stint was his second White House appointment as he also served as Chief Financial Officer and Senior Advisor on Hispanic Affairs for Vice President Al Gore. Vela holds the distinction of being the first Hispanic-American to serve twice in the White House in a senior executive role.

Mr. Vela earned his undergraduate degree at the University of Texas at Austin and his law degree from St. Mary’s University School of Law. Mr. Vela brings to the board his extensive experience in law, regulation and public policy.

Frédéric Garcia – Director

Mr. Garcia is a director of the Company and is an executive with over 25 years of experience in managing and developing both governmental and private projects in Latin America (aeronautics and space, defence, transport infrastructures). He is currently the Chief of LeCercle SA, a consultancy in Mexico. From 2014 to 2018, Mr. Garcia was CEO of AIRBUS Mexico. Previously, he was founder and main shareholder of LAATSA, a Mexican consultancy company for aeronautic industry. Frédéric is a Permanent Board Member of FEMIA (Mexican council for aeronautic industry). Frédéric Garcia has a master’s in international project management from the École Supérieure de Commerce de Paris, as well as an engineering degree from the École Nationale Supérieure d’Arts et Métiers. Mr. Garcia brings to the board significant international and project management experience.

David Herranz – Chief Strategy Officer

Mr. Herranz is our Chief Strategy Officer. Prior to joining TransparentBusiness, Mr. Herranz worked at Adecco US where he served as the President of Adecco Staffing US from January 2019 through October 2020. In that role, he led an over two-billion-dollar business with 1,600 employees and directed sale, marketing, human resources and operations. He further supervised the operational and functional leadership team. Previously, from January 2016 through December 2018, Mr. Herranz served as President and Chief Executive Officer of Adecco Latin America. There, he directed business strategy across several Latin American countries for a $1.2 billion P&L business with 1,600 employees. He also supervised the functional regional team and county managers. Mr. Herranz has years of experience in driving financial growth and operational improvement. Mr. Herranz earned a bachelor’s degree in Tourism Business Administration from the Universidad Autónoma de Madrid and has completed the PDD Leadership Program of IE Business School in Madrid, Spain, among many other educational programs, including the E4 Executive Leadership Program from IESE Business School in Barcelona, Spain.

Natalya Spicker – President, SheWorks, Inc.

Natalya was named President of SheWorks, Inc. in March 2021. Previously, she served as Vice President of Growth and Strategic Partnerships for SheWorks since September 2020. Prior to joining SheWorks, Natalya was a Vice President and Division Director at Robert Half in Miami since March 2014. Her work experience also includes roles in marketing and communications, digital marketing and creative services consulting. Natalya is an award-winning talent professional with almost a decade of experience within the creative and staffing industries. She is tech-savvy with industry experience in all phases of delivering revenue-generating digital marketing campaigns and creative projects from inception to completion.

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Natalya received a bachelor’s degree in Business Administration and Management from Samford University and an MBA from Hult International Business School. She is native to both Spanish and English-speaking cultures.

Richard Devlin – Senior Vice President and General Counsel

Since June 2020, Mr. Devlin has served as General Counsel for the Company. Prior to joining the Company, he represented the Company as outside counsel beginning in 2018. In 2016, Mr. Devlin founded Forefront Legal Group, LLC, a Pennsylvania-based law firm which provides counsel to small businesses on contractual issues, capital raising and formation. Mr. Devlin served as General Counsel of Aston Chase from 2018 to 2019. From 2012 to 2018, he served as Vice President and Counsel for Lombard International, a private investment services company with a $39 billion portfolio of privately placed assets. There, he assisted with structuring and providing regulatory advice regarding managed asset accounts, mutual funds and hedge funds. Mr. Devlin has a B.S. in Finance from American University and a J.D. from the University of Pittsburgh School of Law.

Deniece Ky – Principal Accounting Officer

Since November 2020, Ms. Ky has been responsible for all our finance and accounting functions. She manages financial reporting, internal controls and processes, corporate taxes and filings, audits, accounting and internal compliance, systems integration and prepares the books, systems and processes to ensure IPO readiness. Prior to joining the Company, Ms. Ky served as Corporate Controller of Milestone Technologies from May 2018 through November 2020. At Milestone Technologies, Ms. Ky managed the financial processes for general and internal accounting and was responsible for audits, statutory reporting and handling the taxes of the business. She further led a team of individuals who were responsible for cash, job costing, expense reports, payroll and accounts payable. Ms. Ky also has nearly four years of experience, beginning in July 2014, as the Manager of Project, General Accounting & SOX PMO of Seagate Technology. In that role, she acted as the financial project lead for SAP to Oracle R12 and Oracle 11i to R12 implementation. She also led SOX compliance execution and provided internal controls related knowledge and guidance to SOX 404 leads. She has a BA in Business Administration, Accounting and Finance.

Term of Office

Our directors are appointed for an indefinite term to hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board or by the Chairman of the Board, to the extent delegated to the Chairman of the Board, subject to their respective employment agreements, if any.

Family Relationships

Silvina Moschini, the Company’s President and Chairwoman, is married to Alex Konanykhin, a director and the Chief Executive Officer of the Company.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Company’s Common Stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Once the Company becomes subject to the Exchange Act of 1934, our officers and directors have informed us that they intend to file reports required to be filed under Section 16(a).

29

Item 6.	EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers paid by us during the years ended December 31, 2020, 2019 and 2018.

Summary Compensation Table

Name And Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Silvina Moschini	2020	206,246	63,000	-	-	-	-	-	$269,246
	2019	169,692	24,500	-	-	-	-	-	194,192
	2018	-	-	-	-	-	-	-	-
Alex Konanykhin	2020	206,246	25,000	-	-	-	-	-	231,246
	2019	164,883	-	-	-	-	-	-	164,883
	2018		-	-	-	-	-	-	-
Andrew Winn	2020	166,938	138,793	42,750	-	-	-	-	348,481
	2019	122,409	-	41,667	-	-	-	-	164,076
	2018		-	29,405	-	-	-	-	29,405
David Herranz	2020	36,346	-	2,771	-	-	-	-	39,117
	2019	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-
Natalya Spicker	2020	41,500	-		3,800	-	-	-	45,300
	2019	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-
Richard Devlin	2020	41,077	78,000	24,665	19,000	-	-	-	162,742
	2019	-	-	-	-	-	-	-	0
	2018	-	-	-	-	-	-	-
Deniece Ky	2020	25,038	4,000	-	-	-	-	-	29,038
	2019	-	-	-	-	-	-	-
	2018	-	-	-	-	-	-	-

This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

The following table sets forth information with respect to compensation paid by us to our directors for the fiscal year ended December 31, 2020.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Moises Vela, Jr.	15,000	95,000	8,835	-	-	-	118,835
Frédéric Garcia	9,000	-	64,644	-	-	-	73,544

30

Employment Agreements

None

Director Compensation

Each member of the Board of Directors is paid a cash payment of $3,000 per month for the first 12 months of their service as a director, $5,000 per month for months 13 through 24, and $8,000 per month thereafter. Prior to October 9, 2020, each member of the Board of Directors was awarded options to purchase 5,000 shares of common stock per month, and no cash payment.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Item 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Pursuant to a Loan Agreement and Promissory Note, the Company made a one-year, $1,700,000 recourse loan to Silvina Moschini on October 24, 2020 at a 3.06% interest rate. The loan was collateralized by 3,400,000 shares of TransparentBusiness common stock owned by Ms. Moschini.

Due to the COVID-19 pandemic, the office spaces previously used by TransparentBusiness in New York City, New York and Miami, Florida became no longer useful to TransparentBusiness and its employees, due to their small spaces and location in highly populated business centres. In-person interaction of the TransparentBusiness team members was deemed to be highly desirable during TransparentBusiness’s period of fast growth and the formation of its core team of employees and executives, as coordination is essential. Furthermore, due to Latin America and the East Coast of the United States being the primary location of the TransparentBusiness workforce, Miami, Florida was identified by TransparentBusiness as the optimal location for a collaboration workspace. TransparentBusiness and its executive officers therefore deemed it to be in the best interest of TransparentBusiness and its shareholders to acquire a temporary collaboration workspace in Miami, Florida for use by Ms. Moschini, other employees and executives of TransparentBusiness, and potential strategic partners, customers and independent contractors of TransparentBusiness. Ms. Moschini acquired residential real estate property with the loan proceeds and the Company used the property for corporate purposes.

The loan principal of $1,700 thousand and accrued interest of $16 thousand , outstanding as of July 2, 2021,was paid by Ms. Moschini through payment of $216 thousand in cash and relinquishment of 1,500,000 shares of the TransparentBusiness common stock to TransparentBusiness collateralizing the Loan, pursuant to a Termination of Loan Agreement and Promissory Note dated April 28, 2021 and an additional relinquishment of 6,394,737 shares on July 2, 2021 pursuant to an amendment to the termination agreement. The value of the shares so transferred was set at $0.19 per share, representing a significant discount to the then-current sale price of TransparentBusiness common stock in its ongoing private offering to investors. Upon repayment of the loan, the space reverted to Ms. Moschini’s personal use.

Ms. Moschini is the President of the Company and its subsidiaries and directly owns 6.67% of Unicorns, Inc. She receives a salary from the Company as an executive officer.

Alex Konanykhin is the Chief Executive Officer of the Company and its subsidiaries Unicorns, Inc., SheWorks, Inc. and Yandiki, Inc. and receives payments from the Company that exceed $120 thousand during any period of twelve consecutive months, as set forth in the Summary Compensation Table, above. Mr, Konanykhin directly owns 6.67% of Unicorns, Inc.

Ms. Moschini and Mr. Konanykhin have served as promoters of the Company. In exchange, Ms. Moschini received a split-adjusted 280,000,000 Founder’s shares and Mr. Konanykhin received a split-adjusted 270,000,000 Founder’s shares at a par value of $0.001 per share. Both Ms. Moschini and Mr. Konanykhin render services to the Company as directors and executive officers.

31

Moises Vela receives fees for consulting services he provides to the Company and in the twelve months ended December 31, 2020, Mr. Vela received $177 thousand in fees for consulting services provided to TransparentBusiness, as set forth in the Summary Compensation Table, above. Mr. Vela also owns 7,500,000 shares in Unicorns, Inc. (10.0%), in which the Company is the majority shareholder.

Andrew Winn is an executive officer of the Company’s subsidiary Unicorns, Inc. He directly owns 3.33% of Unicorns, Inc.

The Company has also extended a line of credit to its subsidiary, Unicorns, Inc. in the amount of $10,000,000, at a rate of Prime +1%, for the purposes of production of the Unicorn Hunters show and related expenses, pursuant to a TV Series Producer Agreement dated February 3, 2021. Unicorns, Inc. has drawn a total of $7,584 thousand on the line of credit as of the date of this Form 10 Registration Statement.

Director Independence

The majority of the members of the board of directors as currently composed do not qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that a director is not, and has not been for at least three years, one of the Company’s employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us.

Item 8.	LEGAL PROCEEDINGs

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defence and settlement costs, diversion of management resources and other factors.

Item 9.	MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our Common Stock is not trading on any stock exchange.

(b) Holders.

As of the date of this registration statement, there are approximately 4,000 holders of our Common Stock.

(c) Dividends.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business.

32

Item 10.	RECENT SALES OF UNREGISTERED SECURITIES

Capital Raising Transactions - Equity

Price	Shares Sold		Dates	Exemption
Various	82,913,691	*	5/18 to 5/20	Section 4(a)(2)
$0.10	43,150,000		1/8/19 to 2/3/20	Rule 506(c); Reg. S
$0.20	22,136,525		5/1/20 to 8/2/20	Rule 506(c); Reg. S
$0.30	7,448,261		8/3/20 to 8/23/20	Rule 506(c); Reg. S
$0.60	7,470,807		8/24/20 to 10/5/20	Rule 506(c); Reg. S
$1.00	7,460,660		10/6/20 to 11/30/20	Rule 506(c); Reg. S
$2.00	9,043,529		12/1/20 to 7/31/21	Rule 506(c); Reg. S
$3.00	1,244,182		7/31/21 to 8/7/21	Rule 506(c); Reg. S

*	Convertible Notes. All notes have converted. Original total face amount of $2,097,000 and accrued interest of $307,682 into 82,913,691 shares, for an average conversion price of $0.13

Sales in Exchange for Other Securities – ITSQuest, Inc. Acquisition

Price	Shares Sold	Dates	Exemption
$1.00	6,500,000	11/25/20	Section 4(a)(2)

Capital Raising Transaction – Debt

On May 24, 2021, we commenced a private placement of debt securities, in the form of short-term promissory notes. Amounts sold through July 1, 2021 are as follows:

Minimum Price	Total Amount Sold	Interest Rate	Dates	Exemption
$1,000	$1,070,000	20.0%	May 24, 2021 to present (ongoing)	Rule 506(c); Reg. S

Item 11.	DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

The following statements relating to the capital stock set forth the material terms of the Company’s securities; however, reference is made to the more detailed provisions of our Certificate of Incorporation and bylaws, copies of which are filed herewith.

(a) Common Stock

As of the date of this Form 10 Registration Statement, the Company had 784,388,358 shares of common stock issued and outstanding on a fully diluted basis, assuming exercise of all outstanding options and other convertibles.

Our Certificate of Incorporation, as amended, authorizes the issuance of 1,000,000,000 shares of common stock, par value $0.001. We currently have 727,260,677 shares issued and outstanding.

The holders of our Common Stock have equal rateable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share rateably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of our Common Stock do not have cumulative voting rights, and our bylaws provide that the holders of more than 75% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of 75% of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

33

Voting Rights

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, all rights to vote and all voting power shall be vested in the holders of common stock. Each share of common stock shall entitle the holder thereof to one vote.

No Cumulative Voting

Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, cumulative voting by any shareholder is expressly denied.

Rights upon Liquidation, Dissolution or Winding-Up of the Company

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the common stock.

(b) Debt Securities.

None.

(c) Other Securities to be Registered.

None.

Item 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

34

Under our Bylaws, any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative by reason of the fact that such person is or was our director or officer, or while serving as our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified to the full extent that we have the power to do so under Delaware law. We may indemnify, to the full extent we have the power to do so and, in a manner, permitted by law, any person who is made or threatened to be made party to a proceeding by reason of the fact that such person is or was our employee or agent or, while not serving as our officer or director, was serving at our request as a director, officer or employee of another corporation or enterprise. The expenses incurred (including attorneys’ fees) by directors and officers in defending any such proceeding will be paid by us to the fullest extent not prohibited by applicable law in advance of such proceeding’s final disposition, provided however, that such advancement will only be made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined by a final judicial decision that such person is not entitled to be indemnified. With respect to any person who is made or threatened to be made party to any proceeding by reason of the fact that such person is or was our employee or agent or while not serving as our director or officer, is or was serving at our request as the director, officer, employee or agent of another corporation, we may, in our discretion, indemnify and pay the expenses of such person upon the terms and conditions we deem appropriate.

Any indemnification required or permitted (unless ordered otherwise by a court) shall be made in a specific case only upon our determination that indemnification is proper in the circumstances because such present or former officer, director, employee or agent has met all applicable standards of conduct set forth in the Bylaws and as required by the Delaware corporate law. The right of indemnification shall not be exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. The rights to indemnification and advancement of expenses described herein are contract rights and shall vest when such person becomes our director or officer and shall continue as vested, even if such person ceases to be a director or officer. Without limiting the application of the foregoing, our board of directors may adopt Bylaws from time to time with respect to indemnification and we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent or who was serving at our request at another corporation, whether or not we would have the power to indemnify such person against liability under the provisions of the Bylaws.

35

Item 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

We set forth below a list of our consolidated financial statements included in this Registration Statement on Form 10.

Consolidated Financial Statements for the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of TransparentBusiness, Inc. and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TransparentBusiness, Inc. and its Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that TransparentBusiness, Inc. and its Subsidiaries will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and cash flow deficits from operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ SingerLewak LLP

We have served as the Company’s auditor since 2021.

San Jose, California

August 7, 2021

TRANSPARENTBUSINESS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$9,961,817	$673,527
Accounts receivable, net	1,182,872	27,477
Receivables from affiliates	11,991	9,887
Related party promissory note	1,709,667	-
Prepaid expenses and other current assets	418,921	9,881
Indemnification asset	4,389,727	-
TOTAL CURRENT ASSETS	17,674,995	720,772
Goodwill	2,895,755	-
Intangible assets, net	3,751,439	-
TOTAL ASSETS	$24,322,189	$720,772
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$254,553	$150,320
Income tax payable	1,026	3,436
Accrued expenses	637,211	140,482
Accrued payroll liabilities	782,221	-
Deferred revenue	2,183	2,387
ITSQuest tax liability	4,389,727	-
Other current liabilities	324,966	100,000
TOTAL CURRENT LIABILITIES	6,391,887	396,624
Long-term debt	-	1,065,036
Derivative liability	-	2,065,760
TOTAL LIABILITIES	6,391,887	3,527,420

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.001 par value; 1,000,000,000 authorized; 751,489,686 and 637,679,390 issued and outstanding at December 31, 2020, and 2019, respectively	751,489	637,679
Treasury stock, at cost; 26,379,012 and 15,895,890 shares at December 31, 2020 and 2019, respectively	(1,114,312)	(150,000)
Additional paid-in capital	35,595,322	5,459,175
Accumulated deficit	(20,981,710)	(8,753,502)
TOTAL TRANSPARENTBUSINESS STOCKHOLDERS’ EQUITY (DEFICIT)	14,250,789	(2,806,648)
Noncontrolling interest	3,679,513	-
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	17,930,302	(2,806,648)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$24,322,189	$720,772

See accompanying notes which are an integral part of these consolidated financial statements

TRANSPARENTBUSINESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2020	2019
REVENUES	$1,803,851	$480,873
COST OF REVENUES	923,342	177,367
GROSS PROFIT	880,509	303,506
OPERATING COSTS AND EXPENSES
General and administrative	6,325,972	3,957,277
Sales and marketing	5,388,028	321,224
Research and development	228,181	162,950
TOTAL OPERATING COSTS AND EXPENSES	11,942,181	4,441,451
LOSS FROM OPERATIONS	(11,061,672)	(4,137,945)
Interest expense, net	(170,670)	(305,952)
Other expense, net	(8,957)	(39,390)
Change in fair value of derivatives, net	(803,695)	(1,413,506)
Loss on settlement of debt, net	(154,590)	(152,650)
LOSS BEFORE INCOME TAXES	(12,199,584)	(6,049,443)
Income tax expense	(79,111)	(18,658)
NET LOSS	$(12,278,695)	$(6,068,101)
Less: net loss attributable to the noncontrolling interest	(50,487)	-
NET LOSS ATTRIBUTABLE TO TRANSPARENTBUSINESS	$(12,228,208)	$(6,068,101)
Net loss per share attributable to TransparentBusiness, basic and diluted	$(0.02)	$(0.01)
Weighted average number of common shares outstanding, basic and diluted	659,931,473	582,565,778

See accompanying notes which are an integral part of these consolidated financial statements

TRANSPARENTBUSINESS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Transparent Business		Total
	Common Stock		Additional Paid-In	Treasury Stock		Accumulated	Stockholders’ Equity	Noncontrolling	Stockholders’ Equity
	Shares	Amount	Capital	Shares	Amount	Deficit	(Deficit)	Interest	(Deficit)
Balance as of December 31, 2018	577,519,560	$577,520	$1,226,833	-	$-	$(2,685,401)	$(881,048)	$-	$(881,048)
Issuance of common stock	30,650,000	30,650	3,034,350	-	-	-	3,065,000	-	3,065,000
Stock-based compensation expense	-	-	489,756	-	-	-	489,756	-	489,756
Common stock issued for services	4,304,850	4,304	103,316	-	-	-	107,620	-	107,620
Conversion of principal and interest on convertible notes	25,204,980	25,205	604,920	-	-	-	630,125	-	630,125
Purchase of treasury stock	-	-	-	(15,895,890)	(150,000)	-	(150,000)	-	(150,000)
Net loss	-	-	-	-	-	(6,068,101)	(6,068,101)	-	(6,068,101)
Balance as of December 31, 2019	637,679,390	637,679	5,459,175	(15,895,890)	(150,000)	(8,753,502)	(2,806,648)	-	(2,806,648)
Issuance of common stock	51,178,779	51,179	19,538,052	-	-		19,589,231	-	19,589,231
Stock-based compensation expense	-	-	467,089	-	-	-	467,089	-	467,089
Repurchase of stock options	-	-	(119,484)	-	-	-	(119,484)	-	(119,484)
Exercise of stock options and warrants	3,334,320	3,334	11,179	-	-	-	14,513	-	14,513
Common stock issued for services	7,484,376	7,484	648,315	-	-	-	655,799	-	655,799
Conversion of principal and interest on convertible notes	41,812,821	41,813	4,462,655	-	-	-	4,504,468	-	4,504,468
Repurchase of common stock	-	-	-	(11,187,512)	(1,034,751)	-	(1,034,751)	-	(1,034,751)
Sale of treasury stock	-	-	1,338,341	704,390	70,439	-	1,408,780	-	1,408,780
Contingent divestiture			1,900,000				1,900,000		1,900,000
Shares issued to ITSQuest	10,000,000	10,000	1,890,000	-	-	-	1,900,000	-	1,900,000
Retained noncontrolling interest (Note 4)	-	-	-	-	-	-	-	3,730,000	3,730,000
Net loss	-	-	-	-	-	(12,228,208)	(12,228,208)	(50,487)	(12,278,695)
Balance as of December 31, 2020	751,489,686	$751,489	$35,595,322	(26,379,012)	$(1,114,312)	$(20,981,710)	$14,250,789	$3,679,513	$17,930,302

See accompanying notes which are an integral part of these consolidated financial statements

TRANSPARENTBUSINESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,278,695)	$(6,068,101)
Adjustments to reconcile net loss to cash and cash equivalents used in operating activities:
Stock-based compensation expense	1,465,613	597,379
Noncash interest on convertible notes	170,670	305,950
Loss on settlement of debt	154,590	152,650
Change in fair value of derivative liabilities	803,695	1,413,506
Amortization expense	29,561	-
Bad debt expense	106,683	86
Loss on disposal of fixed assets	2,978	-
Changes in operating assets and liabilities:
Accounts receivables	(5,244)	(1,005)
Receivables from affiliates	(2,104)	(36,331)
Prepaid expenses and other current assets	(255,125)	(1,967)
Accounts payable	87,235	127,104
Accrued expenses and payroll liabilities	899,853	(18,741)
Other liabilities	(119,193)	3,436
Net cash used in operating activities	(8,939,483)	(3,526,034)
CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of related party promissory note	(1,700,000)	-
Net cash used in investing activities	(1,700,000)	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	250,000	625,000
Payment of short-term debt	(100,000)	-
Cash proceeds from sales of common stock	19,589,231	3,065,000
Repurchase of shares of common stock	(1,034,751)	-
Repurchase of stock options	(200,000)
Proceeds from sale of treasury stock	1,408,780	(150,000)
Proceeds from exercise of stock options and warrants	14,513	100,000
Net cash provided by financing activities	19,927,773	3,640,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,288,290	113,966
CASH AND CASH EQUIVALENTS—Beginning of year	$673,527	$559,561
CASH AND CASH EQUIVALENTS—End of year	$9,961,817	$673,527

Supplemental disclosures of cash flow information:
Cash paid for interest	-	-
Cash paid for taxes	-	-
Noncash financing activities
Common shares issued for conversion of debt (41,812,821 and 25,204,980 shares issued during 2020 and 2019, respectively)	$4,504,468	$630,125
Common shares issued for acquisition of ITSQuest (10,000,000 during 2020)	1,900,000	-
Issuance of Warrants to purchase common stock (zero and 250,000 warrants issued during 2020 and 2019, respectively)	-	6,229

See accompanying notes which are an integral part of these consolidated financial statements.

TransparentBusiness, Inc.

NOTES TO Consolidated FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

Description of Business

TransparentBusiness, Inc. is a workforce management technology company and was incorporated in the state of Delaware on June 22, 2015. The SaaS (Software-as-a-Service) platform was developed in 2008 by KMGi Group, the predecessor to TransparentBusiness, Inc., as an internal tool for monitoring and managing computer-based work for the purpose of improving efficiency of both remote and on-site employees and eliminating overbilling of contractors. TransparentBusiness, Inc.’s platform has been in use since 2009, initially under the name TransparentBilling, Inc. serving KMGi Group’s internal operations. The platform is designed to increase remote workers’ productivity, protect client budgets from overbilling, allow coordination and monitoring of their remote workforce and provide real-time information on the cost and status of all tasks and projects. Our solutions provide technology that brings visibility into remote workforce management through an all-in-on cloud-based solution. The Company markets its services throughout the United States of America.

TransparentBusiness is an operating company as well as a holding company. As an operating company, TransparentBusiness manages its SaaS software business which provides for simple and seamless monitoring and management of remote or work-from-home employees. As a holding company, TransparentBusiness wholly owns two TaaS (Talent-as-a-Service) companies and platforms – SheWorks! and Yandiki. In November 2020, TransparentBusiness also acquired a 51% majority ownership interest in ITSQuest, Inc, a regional staffing agency.

TransparentBusiness’s wholly owned subsidiaries SheWorks! and Yandiki are valuable assets that can operate independently or in conjunction with the Company’s SaaS software. SheWorks! is a talent exchange focused on connecting women seeking freelance or employment opportunities with companies looking for freelancers or employees to fill their needs. Yandiki is also a talent exchange and platform that connects freelance talent with companies looking for leaner, more transparent ways of carrying out remote contractual work.

ITSQuest, Inc. is a regional staffing agency with twelve locations throughout New Mexico and Texas. ITSQuest has significant contact with employers throughout the US Southwest and utilizes its sales force and contacts to promote and sell TransparentBusiness’s SaaS and TaaS products. The customers of ITSQuest are primarily governmental agencies.

Business Organization

Operating segments are defined as components of an enterprise which separate financial information is evaluated regularly by the chief operating decision maker, or decision-making group in deciding how to allocate resources and in assessing performance. The Company evaluates operating results based on measures of performance, including revenues and profit (loss). The Company currently operates in the following two reporting segments: SaaS and TaaS. Refer to Note 6 – Segment Information.

Going Concern

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has incurred net losses of ($12,279) thousand and ($6,068) thousands and used cash in operating activities of ($9,139) thousand and ($3,526) thousand for the years ended December 31, 2020 and 2019 and has an accumulated deficit of ($20,982) thousand and ($8,753) thousand as of December 31, 2020, and 2019, respectively, as well as expects to incur future additional losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt, or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, given the impact of the economic downturn on the U.S. and global financial markets, the Company may be unable to access further equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of TransparentBusiness, Inc., its wholly owned subsidiaries, SheWorks, Inc. (“SheWorks”) and Yandiki Inc. (“Yandiki”), and 51% ownership interest in ITSQuest Inc (“ITSQuest”). These entities are consolidated under Accounting Standards Codification (“ASC”) 810, Consolidations (“ASC 810”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Voting Interest Model

The Company’s policy is to consolidate all subsidiaries or other entities in which it has a controlling financial interest. The consolidation guidance under ASC 810 requires an analysis to determine if an entity should be evaluated for consolidation under the voting interest entity (“VOE”) model or the variable interest model (“VIE”). Under the VOE model, controlling financial interest is generally defined as a majority ownership of voting interests. The consolidated financial statements include the accounts of all subsidiaries or other entities in which the Company has a direct or indirect controlling financial interest.

The Company assesses all entities with which it is involved for consolidation on a case-by-case basis depending on the specific facts and circumstances surrounding each entity. Pursuant to ASC 810, the Company first evaluates whether it holds a variable interest in an entity. The Company considers all economic interests, including proportionate interests through related parties, to determine if such interests are considered a variable interest.

For any entity where the Company has determined that it does hold a variable interest, the Company performs an assessment to determine whether it qualifies as a variable interest entity (“VIE”). If the Company qualifies as a VIE, then the Company assesses whether it has a controlling financial interest in the VIE and, thus, is the VIE's primary beneficiary.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions in the consolidated financial statements and accompanying notes. Significant estimates and assumptions made by us include the determination of recognized revenue; valuation of the bifurcated redemption derivatives in the convertible notes; valuation of Company’s common stock as a private company, valuation of the non-controlling interest in ITSQuest; valuation of the contingent divestiture; determination of the fair value of assets acquired and liabilities assumed in the business combination with ITSQuest; the useful lives assigned to intangible assets; and the fair value of certain stock awards issued. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgements about the carrying values of assets and liabilities. Actual results could differ materially from those estimates.

COVID-19

In January 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) and the risks to the international community. In March 2020, WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The recent outbreak of the COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing, or other activities or on healthcare systems or the global economy. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations, and business and those of the third parties on which the Company relies.

On March 27, 2020, the President of the United States of America signed the CARES Act into law. Among other things, the CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carry back periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

The Company continues to examine the impact that COVID-19 and the CARES Act may have on its business. Currently, the Company is unable to determine the final impact that COVID-19 and the CARES Act will have on its consolidated financial condition, results of operation, or liquidity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less, which are unrestricted as to withdrawal and use. Temporary cash investments are stated at cost, which approximates fair value. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts.

Accounts Receivables

Accounts receivables consist of receivables from sale or renewal of subscriptions to its software platform or staffing arrangements. The Company records a receivable for its SaaS segment when customer access to the software platform is provided. Typical payment terms provide that customers pay within 30 days of invoicing. Regarding the TaaS segment, receivables are recorded when the Company has a right to invoice and are typically invoiced on a monthly basis. The Company does not charge interest for past due accounts and does not require any collateral for its receivables.

During 2020, ITSQuest entered an account receivable financing arrangement with a financial institution (“Factor”). Pursuant to the terms of the arrangement, the Company sells amounts of its accounts receivable balances to the Factor as absolute owner with full recourse against ITSQuest. In accordance with ASC 860, Transfers and Servicing (“ASC 860”), we concluded that the transaction with the Factor represents a transfer of financial assets in which the Company retains effective control over the transferred receivables. As such it was determined that the transfer of financial asset should be recorded as a secured borrowing. Furthermore, the Company shall continue to report the transferred financial asset in its statement of financial position with no change in the asset’s measurement. Accordingly, the Company records the receivable as is on its Consolidated Balance Sheets and records a liability for the amount received from the Factor towards factored receivables in a manner similar to secured borrowing with pledge of a collateral. The Factor remits 95% of the account receivable balance to the Company and retains 5% factoring fee for the invoices factored. As of December 31, 2020, the Company recorded a liability of $325 thousand towards the Factor. The cost of factoring is included as a component of general and administrative expenses in the accompanying consolidated statement of operations. During the years ended December 31, 2020 and 2019, the Company incurred $8 thousand and $0 in factoring fee expense, respectively.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivables based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the age of the receivable, industry, the current business environment and its historical experience. The Company writes-off a receivable and charges it against its recorded allowance when all collection efforts are exhausted without success. Amounts are included as a component of general and administrative expenses on the accompanying consolidated statements of operations. During the years ended December 31, 2020 and 2019, the Company incurred $107 thousand and $86 thousand in bad debt expense.

Goodwill and Intangible Assets

Goodwill and intangible assets resulted from the acquisition of ITSQuest in 2020. Intangible assets consist primarily of customer relationships and tradenames. Upon acquisition, the purchase price was first allocated to identifiable assets and liabilities, including customer-related intangible assets and tradenames, with any remaining purchase price recorded as Goodwill. Intangible assets are amortized on a straight-line basis over their estimated useful lives, generally 15 years for customer relationships and 5 years for trade names. Straight line amortization is not materially different from an amortization method based upon projected future cash flows from the customers acquired.

The Company tests goodwill and intangible assets for impairment under ASC 350 at least annually or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business, or other relevant factors. Impairment of goodwill is evaluated at the reporting unit level. A reporting unit is defined as an operating segment (i.e. before aggregation or combination), or one level below an operating segment (i.e. a component). There was no impairment identified of goodwill and intangible assets during fiscal 2020.

Business Combinations

We account for acquisitions of entities or asset groups that qualify as businesses in accordance with ASC 805, Business Combinations (“ASC 805”) whereby the results of operations, including the revenues and earnings of the acquiree, are included in the consolidated financial statements from the date of acquisition. Additionally, assets acquired, and liabilities assumed were recognized at their fair value based on widely accepted valuation techniques in accordance with the ASC 820, Fair Value Measurement (“ASC 820”), as of the closing date. The process for estimating fair values requires the use of significant estimates, assumptions and judgments, including determining the timing and estimates of future cash flows and developing appropriate discount rates. ASC 805 establishes a measurement period to provide companies with a reasonable amount of time to obtain the information necessary to identify and measure various items in a business combination and cannot extend beyond one year from the acquisition date. Measurement period adjustments are recognized in the reporting period in which the adjustments are determined and calculated as if the accounting had been completed as of acquisition date.

Derivative Financial Instruments

The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives, as defined by ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, derivative financial instruments that are accounted for as liabilities are initially recorded at fair value and are then revalued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the accompanying consolidated statements of financial position as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the consolidated statements of financial position date. Refer to Note 7 — Convertible Notes for additional information.

Equity Warrants

The Company evaluates warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance pursuant to ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

The Company evaluated that the fixed dollar value RSUs the Company had granted would result in a variable number of shares to be issued, which triggered the equity classification guidance under ASC 815-40. As of result of this, other equity awards classification could be impacted absent consideration of the ordering guidance. The authoritative guidance ASC 815-40-35-13 requires the method of ordering the financial instruments for reclassification to be rational, systematic and consistently applied. The Company elected method under ASC 815-40-35-13(c) - Reclassification of contracts with the earliest maturity date first to order its contracts for reclassification and accordingly the equity awards to employees as part of their compensation that are based on fixed dollar values should be classified as liabilities if they are outstanding as of a reporting date. No other instruments should be classified as liability since the entity has sufficient number of equity shares to issue to holders of options and warrants.

As of December 31, 2020 and December 31, 2019, the outstanding sales commission warrants to purchase shares of the Company’s common stock were 13,220,000 and 14,020,000, respectively. These sales commission warrants were issued in connection with the Company’s common stock funding rounds as referral fees. Sales Commission warrants are considered issuance costs and charged against equity. All of the Company’s outstanding warrants are classified as equity in accordance with ASC 815-40.

Stock-Split

Effective August 10, 2020 the Company’s Board of Directors approved a resolution to undertake a split of the common stock of the Company on a basis of 10 new common share for 1 old common share (“10-for-1 split”). All references in these consolidated financial statements to number of common shares, price per share, and weighted average number of shares outstanding prior to the 10-for-1 split have been adjusted to reflect the stock-split on a retroactive basis as of the earliest period presented, unless otherwise noted.

Revenue Recognition

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASC 606”) using the full retrospective method. Under the full retrospective transition method, the Company applies the new revenue standard to all contracts and adjusts its financial statements to reflect the accounting under ASC 606 for all periods presented. For all years all revenue has been recognized over time. No material impact of application of ASC 606 was noted in the Consolidated Financial Statements of the Company. ASC 606 is a comprehensive new revenue recognition model that requires the Company to recognize revenue in a manner which depicts the transfer of goods or services to its customers at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. Under ASC 606, revenue is recognized when obligations under the terms of a contract with a customer are satisfied; this occurs with the transfer of control of the Company’s goods or services.

The Company primarily derives its revenues from two revenue streams:

1.	Subscription Revenue (Software-as-a-Service or “SaaS”) - which are comprised of subscription license fees from customers accessing the Company’s all-in-on cloud-based solution to manage remote workers (“software platform”)

2.	Staffing Revenue (Talent-as-a-Service or “TaaS”) - whereby enterprise customers are connected to individuals who are able to assist them in projects.

The Company accounts for revenue contracts with customers through the following five steps: (i) identification of the contract, or contracts, with a customer, (ii) identification of the performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligation in the contract, and (v) recognition of revenue when, or as, the Company satisfies a performance obligation. The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions. Certain service agreements include cancelation clauses and there is right of refund provided to the customer. The Company estimates and maintains a reserve for expected customer refunds. These estimates involve inherent uncertainties and management judgment. As of the December 31, 2020 and 2019 no reserves were recorded.

The Company’s customers vary from government institutions, Fortune 500 Companies, and small businesses as the Company’s primary business model is the provision of talent services. At contract inception, the Company assesses the product offerings in its contracts to identify performance obligation(s) that are distinct. A performance obligation is distinct when the customer can benefit from it on its own or together with other resources that are readily available and when it is separately identifiable from other items in the contract. We also note that costs to obtain a contract have been immaterial.

To identify its performance obligation(s), the Company considers all of the promises in the contract. In each customer contract, the Company promises to perform the related SaaS and/or TaaS services. The Company has concluded there to be a single performance obligation in each of these services. For SaaS arrangements, the primary obligation is the license issuance to the TransparentBusiness workforce platform. For TaaS arrangements, the primary performance obligation is services provided to the customer by the professional resulting in hours accrued or milestones reached.

The transaction price is the total amount of consideration the Company expects to be entitled in exchange for the service offerings in a contract. At the inception of the contract, the transaction price is known for all the services in the contracts. For SaaS contracts the transaction price is based on licenses sold. TaaS contracts are based on the contracted service hours. Some contracts have a form of variable consideration, for example discounts on licenses sold that exceed certain volumes, or TaaS remote talent projects with a 10% discount for long term engagements that could impact the base transaction price of our services in contracts with the customers.

Once the Company has determined the transaction price, the total transaction price is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the products or services to the customer (i.e., the “allocation objective”). For both SaaS and TaaS streams, the Company does not sell products or services in bundles where the standalone selling prices are not known. Since the Company does not sell in bundles, the variable consideration related to a specific performance obligation can be easily applied.

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. If the consideration promised in a contract includes a variable amount, for example, a discount for the subscription to access the software platform or for long term staffing engagements, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

For SaaS contracts, the typical subscription term is one year or less and the Company typically invoices its customers at the start of the subscription period when access to the software platform is provided. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in the account receivable and deferred revenue. In the case of SaaS contracts, this revenue is recognized over time. For TaaS contracts, the Company’s staffing contracts are typically for a duration of less than a year and are either on a fixed hourly rate basis or on fixed cost basis billed upon satisfaction of respective milestones. The Company typically invoices its customers at the end of each month in cases where the contracts involve billing on fixed hourly rates and/or once milestone is reached. An over-time method is used to measure progress because the Company’s obligation is to provide continuous service over the contractual period where fixed hourly rate billing is involved. For time and material based contracts, revenue from contracts with customers is recognized in the amount to which the Company has a right to invoice, when the services are rendered by the Company’s remote workers in such cases. For milestone-based contracts, revenue is recognized over time using an output method based upon milestones achieved. Revenue is recognized once a milestone is reached. Milestones reached represent work performed and thereby best depicts the transfer of control to the customer.

Deferred revenue

Deferred revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services has been provided. The Company generally invoices customers in monthly installments for the TaaS business and for the SaaS, business customers are invoiced at the start of the contract period.

The Company had deferred revenue of $2.2 thousand and $2.4 thousand as of December 31, 2020 and December 2019, respectively. The amount of revenue recognized in fiscal 2020 that was included in deferred revenue at the beginning of the period was $2.4 thousand and mainly related to Staffing revenue.

Remaining performance obligation

In accordance with ASC 606, the Company is required to include disclosures on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the contracts in the Company’s SaaS and TaaS businesses, these reporting requirements are not applicable. Most of the Company’s remaining contracts meet certain exceptions as defined in ASC 606. For the Company’s contracts that pertain to these exceptions: (i) the remaining performance obligations primarily relates to the provision of access to the software platform for its subscribers; and (ii) the estimated duration of these performance obligations ranges from the remaining of the current calendar year to the next calendar year.

Cost of Revenue

Costs of revenue include salaries, and personnel compensation costs, associated with the Company’s SaaS and TaaS personnel, website hosting and other costs including providing technical support, materials, and supplies.

Additionally, the Company pays commissions to a select number of employees who assist in obtaining contracts for its subscription revenue, given that the length of the subscription contracts is generally short term and less than a year, we applied the practical expedient pursuant to ASC 340, Other Assets and Deferred Costs for all contracts. As such, sales commissions are expensed when incurred rather than capitalized.

Sales and Marketing Expense

Sales and marketing expense is comprised of third-party marketing, advertising, and branding in addition to compensation and benefits of the Company’s own marketing personnel. Marketing and advertising costs are expensed as incurred. Sales and marketing costs are expensed as incurred. During the years ended December 31, 2020 and 2019, the Company incurred $5,365 thousand and $321 thousand in advertising expense, respectively, which was primarily incurred to obtain new investors of the Company, not to promote the Company’s services.

Research and Development Costs

Our research and development team is focused on maintaining and improving our software and platform, enabling customers to derive efficiencies while enhancing functionality. Research and development expenses consist primarily of personnel-related costs for our development team, including salaries and bonuses, benefits and stock-based compensation expense for research, design and development activities.

Research and development costs relating to the internal use of software are not material and expensed as they are incurred. These costs are presented under Operating costs and Expenses as Research and Development costs.

Stock-Based Compensation Expense

The Company measures and records stock-based compensation expense related to stock awards and stock options awarded to certain officers, directors, employees and consultants based on the grant date fair value of the award under ASC 718 Compensation – Stock Compensation. The Company determined the fair value of the stock awards by common stock valuations. The Company recognizes stock-based compensation expense over the requisite service period of the individual option, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. The Company estimates the fair value of each stock option at the grant date using the Black-Scholes option-pricing model.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period in which the change was enacted. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if management has determined that it is more likely than not that such assets will not be realized.

In addition, the calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. The Company is subject to examinations by federal and state authorities for the income tax periods that remain open. In the event that a taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial condition or results of operations.

The consolidated financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable tax authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. In the event that the Internal Revenue Service (“IRS”) or another taxing jurisdiction levies an assessment in the future, it is possible the assessment could have a material adverse effect on the consolidated financial condition or results of operations. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company’s continuing practice is to recognize interest and penalties related to income tax matters in income tax expense.

Net Loss per Share

Net loss per common share is computed pursuant to ASC 260-10, Earnings Per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common shares outstanding. For each of the years ended December 31, 2020 and 2019, the Company had securities outstanding that could potentially dilute net loss per share, but the shares from the assumed conversion or exercise of these securities were excluded in the computation as their effect would have been anti-dilutive.

Contingent Liabilities

The Company accounts for contingent liabilities in accordance with the ASC 450, Contingencies. This guidance requires management to assess potential contingent liabilities that may exist as of the date of the consolidated financial statements to determine the probability and amount of loss that may have occurred, which inherently involves an exercise of judgment. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed in the notes to the consolidated financial statements.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivables. The Company’s cash and cash equivalents are held in accounts with major financial institutions, and, at times, exceed federally insured limits.

Significant customers are those which represent more than 10% of the Company’s total revenue during the year or accounts receivable balance at each consolidated statement of financial position date. During the year ended December 31, 2020, two customers made up 11% and 14% of the Company’s revenue. Neither of the two customers individually made up more than 10% of the Company’s accounts receivables as of December 31, 2020. During the year ended December 31, 2019, three customers made up 12%, 20%, and 24% of the Company’s revenue. The three customers accounted for approximately 17%, 18%, and 32% of accounts receivables, respectively.

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the Board eliminated Step 2 from the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. The Company elected to adopt the new standard effective January 1, 2020 on the prospective basis. The adoption of the standard did not have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the scope of the FASB ASC 718, Compensation-Stock Compensation (ASC 718”) to include share-based payment transactions for acquiring goods and services from nonemployees. ASU 2018-07 also clarifies ASC 718 does not apply to share-based payments used to effectively provide (i) financing to the issuer or (ii) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. ASU 2018-07 is effective for the Company starting January 1, 2021 with early adoption permitted. The Company elected to adopt ASU 2018-07 effective January 1, 2020. The adoption did not have a material impact on the consolidated financial statements.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities, which amends the guidance for determining whether a decision-making fee is a variable interest and requires organizations to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety. We adopted the new standard effective January 1, 2020 on a retrospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for performing intra-period allocation, recognizing deferred taxes for investments, and calculating income taxes in interim periods. The guidance reduces complexity in certain areas, including franchise taxes that are partially based on income and accounting for tax law changes in interim periods. We early adopted the new standard effective January 1, 2020 on a prospective basis. The adoption of the new standard did not have a material impact on our consolidated financial statements.

Recently Issued Not Yet Adopted Accounting Pronouncements

The Company currently qualifies as an “emerging growth company” under the Jumpstart Our Business Start-ups Act of 2012, or the “JOBS Act.” Accordingly, the Company is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. The Company has elected to adopt new or revised accounting guidance within the same time period as private companies, unless, as indicated below, management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize assets and liabilities for the rights and obligations created by leases on the entity’s consolidated statements of financial position for both finance and operating leases. For leases with a term of 12 months or less, an entity can elect to not recognize lease assets and lease liabilities and expense the lease over a straight-line basis for the term of the lease. ASU 2016-02 will require new disclosures that depict the amount, timing, and uncertainty of cash flows pertaining to an entity’s leases. Private companies are required to adopt the new standard using a modified retrospective approach for annual and interim periods beginning after December 15, 2021. Early adoption of ASU 2016-02 is permitted. The Company plans to adopt this guidance on January 1, 2022 and is currently evaluating the effects, if any on the financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), that requires companies to present certain financial assets net of the amount expected to be collected. The guidance requires the measurement of expected credit losses to be based on relevant information from past events, including historical experiences, current conditions and reasonable and supportable forecasts that affect collectability. ASU 2016-13 is effective for the Company’s annual and interim periods beginning after December 15, 2022 with early adoption permitted. The Company does not expect to early adopt the new standard. We are currently evaluating the impact of ASU 2016-13 on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify accounting for convertible instruments by removing major separation models required under current U.S GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will no longer be available. ASU 2020-06 is effective for interim and annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company does not expect to early adopt the new standard. We are currently assessing the impact on our consolidated financial statements.

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements. ASU 2020-10 is intended to facilitate codification updates for technical corrections, such as conforming amendments, clarifications to guidance, simplifications to wording or structure of guidance, and other minor improvements. It contains amendments that improve the consistency of the codification by including all disclosure guidance in the appropriate disclosure section and other updates that vary in nature. ASU 2020-10 is effective beginning January 1, 2021. The Company does not anticipate a material impact on the consolidated financial statements and disclosures from adoption of this standard update.

NOTE 3 – FAIR VALUE MEASUREMENT

The Company measures the fair value for financial instruments under the ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	Significant other inputs that are directly or indirectly observable in the marketplace.

Level 3	Assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

The following table is a summary of financial assets and liabilities measured at fair value on a recurring basis and their classification within the fair value hierarchy:

As of December 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash held by financial institutions	$5,359,990	$5,359,990	$-	$-	$5,359,990
Money market funds	4,601,827	4,601,827	-	-	4,601,827

As of December 31, 2019
	Carrying Value	Level 1	Level 2	Level 3	Total
ASSETS
Cash held by financial institutions	$622,632	$622,632	$-	$-	$622,632
Money market funds	50,895	50,895	-	-	50,895
LIABILITIES				-	-
Derivative liability - convertible notes	$-	$-	$-	$2,065,760	$2,065,760

Assets Measured at Fair Value on a Non-Recurring Basis

Certain items such as goodwill and intangible assets are recorded as a result of the business acquisition discussed in Note 4, as well as the contingent divestiture and the retained non-controlling interest and these are recognized or disclosed at fair value on a non-recurring basis. The Company determines the fair value of these items using level 3 inputs as described in Note 4. There are inherent limitations when estimating the fair value of financial instruments, and the fair values reported are not necessarily indicative of the amounts that would be realized in current market transactions.

NOTE 4 – Business Acquisition

On November 30, 2020, TransparentBusiness acquired ITSQuest, a regional staffing agency with twelve locations throughout New Mexico and Texas, by entering into the Share Exchange Agreement (“SEA”) to acquire 51% of its issued and outstanding stock. The acquisition was funded by an exchange of equity and a contingent divestiture consideration. The purchase price, which represents the Total Consideration was paid on the closing date and was approximately $3,800 thousand.

Equity sources of funding included 10,000,000 of the Company’s shares of common stock to the previous owners of ITSQuest (“Sellers”) at a value of $1,900 thousand and an estimated contingent divestiture consideration (“contingent divestiture”) at a value of $1,900 thousand. The contingent divestiture consideration of $1,900 thousand is classified as equity based on an evaluation under ASC 480, ASC 815-40-15 and ASC 815-40-25. As of the closing date ITSQuest was responsible for an outstanding tax liability in the amount of $4,390 thousand. Under the SEA, the Company withheld in reserve 3,500,000 of the 10,000,000 shares until the tax liability is settled. These shares were transferred to an escrow account in accordance with terms of the SEA. In addition, at the date of acquisition, the Company recorded an indemnification asset and a current liability for the outstanding tax liability in the amount of $4,390 thousand in the Consolidated Balance Sheets as of December 31, 2020.

As it relates to the contingent divestiture, in the event that TransparentBusiness does not conduct a registered public offering of its Common Stock in which the TransparentBusiness Shares issued to ITSQuest pursuant to the agreement are registered with the SEC and listed for trading on a national securities exchange in the United States, with an initial listing price of at least $10 per share, on or before December 31, 2022, TransparentBusiness shall transfer to ITSQuest all of TransparentBusiness’s right, title and interest in ITSQuest, including any TransparentBusiness Shares that remain subject to the escrow agreement, thus completely divesting itself of all ownership in ITSQuest. Furthermore, ITSQuest shall retain ownership of the TransparentBusiness shares. Based on this, the Company recorded estimated contingent divestiture equity of $1,900 thousand. The estimate was calculated by applying a probability model using expected values. The most significant assumption in this model is the probability related to achieving the $10 per share IPO. In addition, the other significant estimate relates to the estimated value of the stock issued.

The estimated fair values of the assets acquired, and liabilities assumed related to the acquisition, as well as the fair value of consideration transferred, approximate the following as of November 30, 2020:

Consideration Transferred:
Equity	$1,900,000
Contingent Divestiture	1,900,000
Fair Value of total Consideration Transferred	$3,800,000

Fair Value of Non-Controlling Interest	$3,730,000

Assets acquired and liabilities assumed:
Accounts Receivable (net)	$1,256,834
Other Assets	163,584
Property, Plant and equipment	2,978
Trade Names	770,000
Customer Relationship	3,011,000
Indemnification Asset	4,389,727
Total identifiable assets acquired excluding goodwill	9,594,123

Accounts Payable and Accrued Expenses	16,999
Accrued Payroll Liabilities	116,682
Tax Liability	4,389,727
Current Liabilities	436,470
Total liabilities assumed	4,959,878

Net identifiable assets acquired excluding goodwill	4,634,245
Goodwill	2,895,755
Net assets acquired	$7,530,000

The Goodwill from this acquisition is not expected to be tax deductible.

Noncontrolling Interest

As of the acquisition date the fair value of the noncontrolling interest of the net assets acquired was approximately $3,730 thousand. Based on ASC 810, we utilized the Guideline Public Company Method that uses business enterprise value multiples from data on comparable public companies. The selected multiple used to calculate the fair value of ITSQuest noncontrolling interest was based on several considerations such as the growth prospects of the Company. The Company used a .60 multiple and a .50 multiple to calculate the estimated enterprise value to determine the fair value of the noncontrolling interest. These multiples were below the median of the range of multiples used as part of the valuation, which spans from 0.14 to 8.50. Additionally, a 10% control premium was applied to reflect the impact on the asking price for a controlling interest in the Company based on management’s judgement.

Results of Operations of ITSQuest

The results of ITSQuest operations have been included in the Company’s consolidated financial statements since November 30, 2020, the date of acquisition. The following table provides net sales from the acquired ITSQuest business included in the company’s consolidated statements of operations:

For the month ended December 31, 2020
REVENUE	$845,149
COST OF REVENUES	636,884
GROSS PROFIT	208,265
OPERATING COSTS AND EXPENSES
General and administrative	258,361
Sales and Marketing	52,939
TOTAL OPERATING COSTS AND EXPENSES	311,300
LOSS FROM OPERATIONS	(103,035)
NET LOSS	$(103,035)

Pro-Forma Financial Information (Unaudited)

Pro forma financial information is not intended to represent or be indicative of the actual result of operations of the combined business that would have been reported had the acquisition of ITSQuest been completed at the beginning of the fiscal year 2020, nor is it representative of future operating results of the Company. The Net Loss presented herein was adjusted to account for amortization expense of finite-lived intangible assets as if the acquisition was completed at the beginning of the fiscal year 2020. As a result of the adjustment, $354 thousand of amortization expense for the acquired intangible assets was applied in calculating the Net Loss.

This unaudited pro forma combined financial information is prepared based on Article 11 of Regulation S-X. The following unaudited proforma combined financial information presents results of the Company and ITSQuest as if the acquisition of ITSQuest has occurred at the beginning of fiscal 2020:

	Year ended December 31, 2020
	Transparent Business	ITSQuest	Consolidated
Net Revenue	$958,702	$11,018,556	$11,977,258
Net Loss	(12,175,621)	(143,897)	(12,319,518)
Amortization adjustment	-	(354,733)	(354,733)
Adjusted net loss	$(12,175,621)	$(498,630)	$(12,674,251)

NOTE 5 – INTANTIGBLE ASSETS

During the year ended December 31, 2020, the Company recognized goodwill in the amount of $2,896 thousand as a result of the acquisition of ITSQuest as described in Note 4. There were no impairment charges related to goodwill during the year ended December 31, 2020. Furthermore, the goodwill is assigned to the Company’s TAAS unit reporting segment. In addition, the recognized goodwill as a result of the acquisition is not tax deductible for income tax purposes.

Intangible assets consist of the following at December 31, 2020:

		December 31, 2020
	Useful life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with finite lives:
Customer Relationship	15 years	$3,011,000	$16,728	$2,994,272
Trade Names	5 years	770,000	12,833	757,167
		$3,781,000	$29,561	$3,751,439

The Company did not have intangible assets or accumulated amortization at December 31, 2019.

Intangible assets were recorded at fair value consistent with ASC 820 as a result of the acquisition of ITSQuest. The fair value measurement of the assets was based on significant inputs not observable in the market and represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows and market comparable data and companies. The fair value of intangible assets and customer relationships were determined using the multi-period excess earnings method and the relief from royalty method, respectively. The assumptions used in estimating the fair value of the intangible assets include included a long-term 3% customer growth rate and 1.5% relief from gross royalty rate. The Company performed a qualitative assessment to assess whether the fair value of the assets exceeded its carrying value. No impairment indicators were determined.

Amortization expense related to intangible assets was $29 thousand for the year ended December 31, 2020. At December 31, 2020 estimated future amortization is as follows:

Amortization
2021	$354,733
2022	354,733
2023	354,733
2024	354,733
2025	341,900
Thereafter	1,990,607
Total	$3,751,439

NOTE 6 – Segment information

Our reportable segments consist of SaaS and TaaS. We determine our operating segments based on how the chief operating decision makers (“CODM”) manage the business, allocates resources, makes operating decisions and evaluates operating performance. The chief operating decision makers (“CODM”) are the Chief Executive Officer and the President of the Company. Our chief operating decision makers review financial information presented on a consolidated basis accompanied by information about revenue and cost of revenue by services type along with gross profit for purposes of allocating resources and evaluating financial performance, as such we have disclosed segment information up to gross profit for each operating segment. Furthermore, our revenues are derived from the United States and foreign countries which includes the South American and Europeans regions (“Foreign countries”).

As of December 31, 2020, our two operating and reportable segments are as follows:

The SaaS segment consists of operations relative to the Company’s fully integrated all-in-on cloud-based solution to manage remote workers.

The TaaS segment consists of operations relative to the Company’s staffing service offerings, where Customers are connected to individuals by the Company who are able to assist them in projects.

The following tables set forth certain reportable segment information relating to where the Company derives its revenue for the years ended December 31, 2020, and 2019:

	Year Ended December 31,
	2020			2019
	United States	Foreign countries	Consolidated	United States	Foreign countries	Consolidated
Staffing revenues	$1,562,153	85,899	1,648,052	$322,223	138,693	460,916
Subscription revenues	53,059	102,740	155,799	17,607	2,350	19,957
Total revenues	$1,615,212	188,639	1,803,851	$339,830	141,043	480,873

The following tables set forth certain reportable segment information relating to the Company’s operations for the years ended December 31, 2020, and 2019:

	For the year ended December 31, 2020
	SAAS	TAAS	Consolidated
REVENUES	$155,799	$1,648,052	$1,803,851
COST OF REVENUES	45,888	877,454	923,342
GROSS PROFIT	109,911	770,598	880,509

	For the year ended December 31, 2019
	SAAS	TAAS	Consolidated
REVENUES	$19,957	$460,916	$480,873
COST OF REVENUES	39,069	138,298	177,367
GROSS PROFIT OR (LOSS)	(19,112)	322,618	303,506

There were no transactions between reportable segments during the years ended December 31, 2020 and 2019.

Assets by reportable segment and operating costs by reportable segment are not presented as the Company does not allocate assets to its reportable segments, nor is such information used by management for purposes of assessing performance or allocating resources.

NOTE 7 – Convertible Notes

From September 2017 through September 2018 the Company entered into 20 convertible note agreements in the aggregate principal amount of $1,222 thousand with an interest rate of 8% or 10% per annum payable at the maturity date.

From January 2019 through October 2019 the Company entered into 7 convertible note agreements in the aggregate principal amount of $625 thousand with an interest rate of 8% or 10% per annum payable at the maturity date.

During February 2019, the noteholders of the convertible notes, converted $585 thousand of principal note value with accrued interest of $37 thousand into 25,205 thousand shares of common stock at an average conversion price of $0.30 per share. Upon conversion, the Company recorded loss on conversion of $153 thousand in the Consolidated Statement of Operations. The outstanding convertible notes had a carrying balance of $1,065 thousand with an average 7% effective rate of interest and an unamortized discount of $200 thousand as of December 31, 2019.

On March 9, 2020 the Company entered into one convertible note agreement in the principal amount of $250 thousand with an interest rate of 8% per annum payable at the maturity date.

From May 2020 through November 2020, the noteholders of the remaining convertible notes, converted $1,362 thousand of principal note value with accrued interest of $273 thousand into 41,813 thousand shares of common stock at an average conversion price of $0.09 per share. These notes had an unamortized discount of $154 thousand as of the conversion date. Upon conversion, the Company recorded loss on conversion of $154 thousand in the Consolidated Statement of Operations.

The outstanding principal amount and interest on the convertible notes are subject to automatic conversion upon certain events. If we become publicly traded or accept a third-party cash investments of certain amount (“Investment”), the holder of convertible notes will receive equity at a conversion price of 80% of the mean valuation of Investment or based upon a valuation cap amount divided by the fully diluted equity; the valuation caps ranged from $10,000 thousand to $100,000 thousand. Additionally, certain of the convertible notes contained a conversion feature that if we achieve a certain annual revenue level (or don’t achieve certain revenue levels) or if we fail to fully pay the principal and the interest on the maturity date, the holder of convertible notes will receive shares based upon their valuation cap amount divided by the fully diluted equity.

The following tables present the amount owed on the convertible notes (net of discount), accrued interest, and unamortized discount on convertible notes as of December 31, 2019.

Convertible notes in aggregate (per year issued),
Instrument	Year of issuance	Maturity Year	As of December 31, 2019
2019 Convertible Notes	2019	20201 through 2025	$253,687
2018 Convertible Notes	2018	2021 through 2027	811,349
Total carrying value of debt			1,065,036
Less current portion of debt			-
Total noncurrent debt			$1,065,036

Accrued interest per Convertible notes in aggregate (per year issued),
Instrument	Year of issuance	Maturity Year	As of December 31, 2019
2019 Convertible Notes	2019	20201 through 2025	$23,980
2018 Convertible Notes	2018	2021 through 2027	129,267
Total accrued interest			$153,247

Unamortized discount per Convertible notes in aggregate (per year issued),
Instrument	Year of issuance	Maturity Year	As of December 31, 2019
2019 Convertible Notes	2019	20201 through 2025	$95,288
2018 Convertible Notes	2018	2021 through 2027	104,922
2017 Convertible Notes	2017	2027	-
Total unamortized discount			$200,210

The convertible notes presented above are collectively referred to as “Convertible Notes.”

The Convertible notes have embedded conversion options that give rise to a derivative liability. The fair value of the derivative liability is recorded and shown separately under current liabilities in the accompanying consolidated statements of financial position. Changes in the fair value of the derivative liability are recorded in the accompanying consolidated statements of operations.

Assumptions used to measure the fair value of derivative liabilities included the mean value of the shares which ranged between $0.025 - $0.11 per share for convertible notes issued from 2017 through 2020. Additional assumptions used were discount rates based on All Corporate Bond Yields for CCC+ grade level bonds and expected terms until conversion for each convertible note.

The following table represents the Company’s derivative liability activity for both the embedded conversion features for the years ended December 31, 2020 and 2019:

Amount
Derivative liability balance at December 31, 2018	$361,275
Issuance	301,097
Conversion	(10,118)
Change in fair value	1,413,506
Derivative liability balance at December 31, 2019	2,065,760
Issuance	-
Conversion	(2,869,455)
Change in fair value	803,695
Derivative liability balance at December 31, 2020	$-

NOTE 8 – Common Stock

Stock-Split

Effective August 10, 2020 the Company’s Board of Directors approved a resolution to undertake a split of the common stock of the Company on a basis of 10 new common share for 1 old common share (“10-for-1 split”). All references in these consolidated financial statements to number of common shares, price per share, and weighted average number of shares outstanding prior to the 10-for-1 split have been adjusted to reflect the stock-split on a retroactive basis as of the earliest period presented, unless otherwise noted.

Common Stock

The Company is authorized to issue 1,000,000,000 shares with 751,489,686 and 637,679,390 shares of common stock outstanding at December 31, 2020 and 2019, respectively. Stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Stockholders have no conversion, pre-emptive, or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Issuance of Common Stock

In 2020, Company raised $19,539 thousand via a series of funding rounds as follows:

Series	Shares	Stock Price	Proceeds
Plus: Stock issues - Round 2	6,200,000	$0.10	$620,000
Plus: Stock issues - 3a	22,136,525	$0.20	$4,427,305
Plus: Stock issues - 3b	7,444,922	$0.30	$2,233,477
Plus: Stock issues - 3c	7,568,816	$0.60	$4,541,290
Plus: Stock issues - 3d	7,460,660	$1.00	$7,460,660
Plus: Stock issues - 4a	153,250	$2.00	$306,500

In 2019, Company raised $3,065 thousand of proceeds via the Series 2 funding round. The Company issued 30,650,000 shares of common stock at a price of $0.10.

Shares Repurchases

In 2019, the Company repurchased 15,895,890 shares for $150 thousand. In 2020, the Company repurchased 11,187,512 shares in exchange for $1,034 thousand. Out of total shares repurchased, 704,390 shares were resold at $2 per share during 2020. The remaining 26,379,012 shares are carried at cost.

Shares of common stock reserved for future issuance are as follows:

	December 31, 2020	December 31, 2019
Stock options outstanding	40,686,717	40,068,824
Warrants for common stock (Note 10)	13,220,000	14,020,000

NOTE 9 – STOCK-Based Compensation

Options to purchase common stock are granted at the discretion of the Board of Directors, a committee thereof or, subject to defined limitations, an executive officer of the Company to whom such authority has been delegated.

Non-Plan Equity Incentive Awards

The Company provides discretionary awards such as nonqualified stock options as well as stock awards, any or all of which may be made contingent upon the achievement of performance criteria. The Company at its discretion determines the terms and conditions of the option award, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price ranging from $0.001 to $2.

Upon exercise, the option exercise price may be paid in cash or by the delivery of previously owned shares of common stock, through an option exercise arrangement. The Administrator determines the terms relating to the exercise, cancellation, or other disposition of options and stock awards upon a termination of employment, whether by reason of disability, retirement, death, or any other reason.

Stock Options

The Company recorded $348 thousand and $453 thousand of stock-based compensation expense relating to stock option awards during the years ended December 31, 2020 and 2019, respectively. As discussed in Note 2, the Company measures the expense using the Black-Scholes option-pricing model. The Black-Scholes option pricing model requires the use of a number of assumptions, including expected volatility, risk-free interest rate, expected dividends, and expected term. Expected volatility is based on the historic volatility of a basket of certain publicly traded comparable companies. The expected term of the awards is equal to the vesting term and represents the estimated period of time until liquidity. However, the total term was used because the options are not in the money. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the unit.

According to ASC 718 Compensation – Stock Compensation, the Company adjusts for forfeitures as they occur.

The assumptions used to determine stock-based compensation expense are as follows:

	31-Dec-20	31-Dec-19
Expected term (in years)	10	10
Volatility	50%	50%
Risk-free rate	.55% - 1.51%	1.78%
Dividend yield	0	0

The following is a summary of stock option activity and related information for the years ended December 31:

	2020	Weighted Average exercise price	Weighted Average Grant date fair value
Beginning balance	40,068,824	$0.33	0.02
Granted	9,152,213	$0.15	0.03
Exercised	(2,534,320)	$2.20	0.02
Repurchased	(6,000,000)	0.001	0.02
Ending balance	40,686,717	$0.32	0.02

	2020	Weighted Average exercise price	Weighted Average Grant date fair value	Weighted Average remaining contractual life

Vested and exercisable at end of year	39,590,087	$0.32	0.02	7.85
Option vested and expected to vest end of year	40,686,717	$0.32	0.02	7.85

	2019	Weighted Average exercise price	Weighted Average Grant date fair value
Beginning balance	25,385,657	$0.43	0.02
Granted	14,683,167	$0.16	0.02
Exercised	-	-	-
Forfeited	-	-	-
Ending balance	40,068,824	$0.33	0.02

	2019	Weighted Average exercise price	Weighted Average Grant date fair value	Weighted Average remaining contractual life
Vested and exercisable at end of year	34,591,130	$0.33	0.02	8.75
Option vested and expected to vest end of year	40,068,824	$0.33	0.02	8.75

During the year ended December 31, 2020, the Company repurchased 6,000,000 options for $200,000.

The total pre-tax fair value of options exercised during the years ended December 31, 2020 and 2019 was $63 thousand and $0 thousand, respectively. The fair value of options outstanding at December 31, 2020 and 2019 is $943 thousand and $910 thousand respectively. The fair value of options vested and exercisable is $982 thousand and $664 thousand as of December 31, 2020 and 2019, respectively. The fair value of options vested during the years ended December 31, 2020 and 2019 is $317 thousand and $453 thousand, respectively. The intrinsic value of the stock options exercised during the years ended December 31, 2020 and 2019 was zero.

The amount of unrecognized equity-based compensation for unvested Stock Options was $38 thousand for December 31, 2020, which expected to be recognized over approximately 2 years.

The amount of cash received from exercise of share options in the year 2020 is $14 thousand.

Other Awards

The Company issued awards in which the company has an obligation to issue a variable number of shares that are based on a fixed monetary amount. These awards are classified as a liability. The Company measures the cost of employee services received in exchange for a liability classified award based on the fixed dollar value of the awards and remeasures the fair value of the award at each reporting date. The value of liability classified awards is $342 thousand and $0 for December 31, 2020 and 2019, respectively and is recorded in the accrued payroll liabilities account. The estimated unrecognized compensation as of December 31, 2020 is $442 thousand, which is expected to be recognized over one year.

Stock Awards

The Stock awards have a grant-date fair value equal to the fair market value of the underlying stock on the grant date less present value of expected dividends. These awards vest immediately.

The following table summarizes information about Stock awards as of and for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Stock awards granted	7,484,376	4,304,850

The fair value of Stock awards issued and expensed during the years ended December 31, 2020 and 2019 was $655 thousand and $107 thousand, respectively.

NOTE 10 – Warrants

In connection with the execution of multiple Private Placement Memoranda, the Company granted sales commission warrants to purchase shares of the Company’s common stock at exercise prices ranging from $0.001 to $1.00 per share with a term of 10 years from the closing date of each offer. These were considered to be share issuance costs and have been recognized in Additional Paid in Capital.

Common stock purchase warrants issued and currently outstanding are recorded at their initial fair value and reported in stockholders’ equity (deficit) as increases to additional paid-in capital. These warrants were reported as equity, rather than liabilities, since (i) the warrants may not be net-cash settled, (ii) the warrant contractually limits the number of shares to be delivered in a net-share settlement, and (iii) the Company has sufficient unissued common shares available to settle outstanding warrants. Subsequent changes in fair value from the warrants’ initial fair value are not recognized as long as the warrants continue to be classified as equity.

The grant date fair value of the common stock purchase warrants issued during the years ended December 31, 2020 and 2019 were determined using the Black-Scholes option-pricing model with the below assumptions:

	December 31, 2020	December 31, 2019
Expected term (in years)	-	10.00
Volatility	-	50%
Risk-free rate	-	1.78%
Dividend yield	-	-

	Warrants	Weighted- Average Grant-Date Fair Value
Warrants outstanding at December 31, 2018	13,770,000	$0.02
Granted	250,000	0.02
Exercised	-	-
Forfeited	-	-
Ending balance at December 31, 2019	14,020,000	0.02
Granted	-	-
Exercised	(800,000)	0.02
Forfeited	-	-
Ending balance at December 31, 2020	13,220,000	$0.02

NOTE 11 – Net Loss Per Share

See Note 8 regarding the Company’s 10-for-1 stock-split. Share related amounts have been retroactively adjusted to reflect this stock-split for all periods presented.

Net loss per common share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted-average shares outstanding, as the inclusion of common share equivalents would be antidilutive. The common share equivalents consist of stock options, restricted stock units, warrants for common stock, and common stock.

Calculation of net losses per share is as follows for the years ended December 31:

Basic and Diluted:	2020	2019
Numerator:
Net loss per statement of operations	$(12,228,208)	$(6,068,101)
Denominator:
Weighted average common shares - basic and diluted	659,931,473	582,565,778

Loss per common share - basic and diluted	$(0.02)	$(0.01)

The following table presents the potentially dilutive shares that were excluded from the computation of diluted net loss per share of common stock attributable to common stockholders, because their effect was anti-dilutive, as adjusted to give effect to the Stock Split:

	2020	2019
Convertible Notes	-	38,648,091
Stock Options and Warrants	53,606,717	54,088,824
Restricted Stock Units	1,803,821	-

NOTE 12 – Income Taxes

The components of income tax provision are as follows:

	2020	2019
Current:
U.S. federal	$42,094	$15,222
U.S. state	37,017	3,436
Total current expense	79,111	18,658
Deferred:
U.S. federal	-	-
U.S. state	-	-
Total deferred benefit	-	-
Total income taxes	$79,111	$18,658

The tax effects of temporary differences and tax loss carry forwards that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2020 and 2019 are comprised of the following:

	2020	2019
Deferred income tax assets:
Net operating loss carryforwards	$4,319,476	$1,523,968
Reserve	(720,322)	(341,344)
Derivative liability	-	522,577
Other	770	722
Total deferred income tax assets	3,599,924	1,705,923

Deferred income tax liability:
Intangible assets	(494,669)	-
Total deferred income tax liability	(494,669)	522,577

Net deferred tax assets	3,105,255	1,705,923
Valuation allowance	(3,105,255)	(1,705,923)
Total	$-	$-

The Company has recorded a full valuation allowance against its otherwise recognizable deferred income tax assets as of December 31, 2020 and 2019. The Company has determined, after evaluating all positive and negative historical and prospective evidence, that it is more likely than not the deferred tax asset will not be realized. During the year ended December 31, 2020, and 2019, there was an increase of $1,399 thousand and $1,174 thousand to the valuation allowance, respectively. The Company’s valuation allowance is $3,105 thousand and $1,706 thousand as of December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company had federal net operating loss carry-forwards of approximately $16,403 thousand of which $275 thousand were generated prior to 2018 and will begin expiring in 2026. The remaining $16,128 thousand can be carried over indefinitely. As of December 31, 2020, the Company had state net operating loss carry-forwards of approximately $14,835 thousand. The state net operating loss carry-forward will begin expiring in 2038.

The following is a reconciliation of the statutory federal income tax rate to our effective tax rate:

	2020	2019
Current:
Tax at U.S. statutory rate	$(2,555,835)	$(1,270,616)
State tax provision	(535,707)	(334,332)
Deferred true ups	39,619	-
Change in Tax Reserves	378,978	172,462
Lobbying Expenses	46,838	196,633
Other	77,212	79,790
Change in federal and state valuation allowance	2,628,006	1,174,721
Total income taxes	$79,111	$18,658

As of December 31, 2020, and 2019, we had $720 thousand and $341 thousand, respectively, of unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate. The total amount of unrecognized tax benefits could change within the next 12 months for a number of reasons, including audit settlements, tax examination activities, and the recognition and measurement considerations under this guidance.

The Company applies ASC 740 to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. As of December 31, 2020, the Company had unrecognized tax benefits of $720 thousand, none of which if recognized would affect the tax rate. The following is a tabular reconciliation of our total gross unrecognized tax benefits:

	2020	2019
Balance as of January 1st	341,344	168,882
Tax positions related to the current year:
Additions	378,978	172,462
Balance as of December 31st	$720,322	$341,344

On November 30, 2020, the Company acquired a 51% interest of ITSQuest in a stock acquisition. The Company owns 51% of ITSQuest’ s stock and recorded $1,900 thousand in deferred tax liabilities related to the acquired intangibles as of December 31, 2020.

In response to the Coronavirus pandemic, the Coronavirus Aid, Relief, and Economic Security Act was enacted by the U.S. on March 27, 2020. Recent legislative developments did not have a material impact on the provision for (benefit from) income taxes.

Utilization of the domestic NOL and tax credit forwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code Section 382, as well as similar state provisions. In general, an “ownership change,” as defined by the code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any limitation may result in expiration of all or a portion of the NOL or tax credit carry-forward before utilization.

The Company's income tax returns for all years remain open to examination by federal and state taxing authorities for a period of three years and four years after the utilization of its NOLs, respectively. For ITSQuest income tax returns for a period of three years remain open to examination by federal and state taxing authorities. Generally, tax authorities can include returns filed within the last three years in an audit. If they identify a substantial error, tax authorities may add additional years, however no more than the last six years.

Other Considerations

The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by federal and state tax jurisdictions. Certain prior year tax returns of ITSQuest are currently being examined by New Mexico tax authorities. In November 2019, ITSQuest received the final notice of proposed adjustments primarily related to the Department’s interpretation of the applicability of the gross receipts tax to staffing agencies. ITSQuest was appealing the New Mexico proposed adjustments. On June 17, 2021 the Hearing Office issued a decision denying ITSQuest’s protest and upholding ITSQuest’s assessment of $3,019 thousand in gross receipt tax, $600 thousand in penalty and $413 thousand in interest for the periods from January 31, 2011 to April 30, 2018. The Company is in process of preparing a payment plan to submit to the New Mexico Taxation and Revenue Department. The Company recorded this tax liability and a related indemnification asset in the amount of $4,390 thousand in the consolidated financial statement. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues addressed in the Company’s tax audits are resolved in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future.

NOTE 13 – Commitments and Contingencies

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company is currently not aware of any legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on its consolidated business, financial condition, operation results or cash flows.

The Company engages in operating leases primarily for the purpose of leasing office space to conduct day-to-day operations. Expenses incurred related to operating leases was $63 thousand and $102 thousand for the years ended December 31, 2020 and 2019, respectively.

Future minimum annual payments required under operating leases at December 31, 2020 is as follows:

Years Ended December 31,	Total
2021	$239,416
2022	58,017
2023	41,764
2024	18,096
2025	18,096
Total	$375,389

Indemnifications

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

NOTE 14 – Related Party Transactions

Related Party Promissory Note

On October 24, 2020, the Company entered into a Loan Agreement and Promissory Note (“Loan Agreement”) for $1,700 thousand with the current President of the Company (the “Borrower”). The Loan Agreement accrues interest at 3.06% per annum. The loan was collateralized by 3,400,000 shares of TransparentBusiness common stock owned by Ms. Moschini. Using funds provided by this loan, Ms. Moschini acquired a residential real estate property in Miami, Florida and then used it for corporate purposes. The outstanding principal and accrued interest are payable at the Loan Agreement’s maturity on October 24, 2021. At December 31, 2020, $1,710 thousand comprised of principal and accrued interest were payable to the Company. During the year ended December 31, 2020, the Company recognized $10 thousand in interest income related to the Loan Agreement.

Receivables from Affiliates

Related party transactions are transfers of resources, services, or obligations between the reporting entity and a related party. The Company occasionally provides services to, or uses the services of, entities under common control not meeting the criteria for consolidation under the VIE method. During the year ended December 31, 2020, the Company recorded $19 thousand of revenue for providing such services and incurred $34 thousand of labour related expenses for services provided by the affiliated entities. These amounts are included in the accompanying consolidated statements of operations. The Company had $12 thousand and $10 thousand in net receivable balances due from the affiliated entities at December 31, 2020 and 2019, respectively. Advances paid to affiliated companies were $283,600 and zero during the years ended December 31, 2020 and 2019, respectively.

NOTE 15 – Subsequent Events

The Company has evaluated for all material events occurring after the consolidated statement of financial position date up to August 7, 2021, the date of filing of Form 10. The Company determined that there have been no events that have occurred that would require adjustments to its disclosures in the consolidated financial statements except for the following through the filing of the form 10:

Effective January 1, 2021, the Company amended certain employment agreements for some of its employees that enabled those employees to receive stock awards worth a fixed dollar amount, either: (i) at end of every month in certain instances; or (ii) on the first anniversary of their respective employments in other instances. The revised employment agreement specifies the maximum number of shares to be issued upon vesting to the respective employees. The fixed dollar RSU’s with a total dollar value of $442 were converted into stock options on 1,136,567 shares common stock with an exercise price of $3.

On April, 2021, Alex Konanykhin, founder of Unicorns, Inc., a Nevada corporation, issued 50,000,001 shares to TransparentBusiness out of the 75,000,000 shares it has issued to date. TransparentBusiness became a majority owner of Unicorns, Inc., obtaining a 66.67% interest. Major operations in Unicorns, Inc. were initiated after the year ended December 31, 2020. Unicorns, Inc. is in the process of producing a reality television/streaming show called Unicorn Hunters that will showcase private companies seeking to obtain publicity for their private offerings by appearing on the show and attempting to raise capital by advertising their exempt offerings to a wide audience. The Company expects to earn revenue from sales of “memberships” to potential investors who will gain preferred access to the private offerings showcased on the Unicorn Hunters show. Additionally, in the future, Unicorns, Inc. and/or TransparentBusiness may require that companies presenting on the show issue a small percentage of their equity to Unicorns, Inc. and/or TransparentBusiness in exchange for participation in the show. This presents an opportunity to increase shareholder value for TransparentBusiness shareholders though appreciation of the participant’s equity. Finally, commercialization of the Unicorn Hunters shows, through syndication, advertising revenue and merchandising may also generate revenue for TransparentBusiness.

The Company has also extended a line of credit to its subsidiary, Unicorns, Inc. in the amount of $10,000,000, at a rate of Prime +1%, for the purposes of production of the Unicorn Hunters show and related expenses, pursuant to a TV Series Producer Agreement dated February 3, 2021. Unicorns, Inc. has drawn a total of $7,584 thousand on the line of credit as of the date of this Form 10 Registration Statement

Pursuant to a Loan Agreement and Promissory Note, the Company made a one-year, $1,700,000 recourse loan to Silvina Moschini on October 24, 2020 at a 3.06% interest rate. The loan was collateralized by 3,400,000 shares of TransparentBusiness common stock owned by Ms. Moschini.

Due to the COVID-19 pandemic, the office spaces previously used by TransparentBusiness in New York City, New York and Miami, Florida became no longer useful to TransparentBusiness and its employees, due to their small spaces and location in highly populated business centres. In-person interaction of the TransparentBusiness team members was deemed to be highly desirable during TransparentBusiness’s period of fast growth and the formation of its core team of employees and executives, as coordination is essential. Furthermore, due to Latin America and the East Coast of the United States being the primary location of the TransparentBusiness workforce, Miami, Florida was identified by TransparentBusiness as the optimal location for a collaboration workspace. TransparentBusiness and its executive officers therefore deemed it to be in the best interest of TransparentBusiness and its shareholders to acquire a temporary collaboration workspace in Miami, Florida for use by Ms. Moschini, other employees and executives of TransparentBusiness, and potential strategic partners, customers, and independent contractors of TransparentBusiness. Ms. Moschini acquired residential real estate property with the loan proceeds and the Company used the property for corporate purposes.

The loan principal of $1,700 thousand and accrued interest of $16 thousand, outstanding as of July 2, 2021, was paid by Ms. Moschini through payment of $216 thousand in cash and relinquishment of 1,500,000 shares of the TransparentBusiness common stock to TransparentBusiness collateralizing the Loan, pursuant to a Termination of Loan Agreement and Promissory Note dated April 28, 2021 and an additional relinquishment of 6,394,737 shares on July 2, 2021 pursuant to an amendment to the termination agreement. The value of the shares so transferred was set at $0.19 per share, representing a significant discount to the then-current sale price of TransparentBusiness common stock in its ongoing private offering to investors. Upon repayment of the loan, the space reverted to Ms. Moschini’s personal use.

On May 24, 2021, we commenced a private placement of unsecured debt securities, in the form of short-term promissory notes. Amounts sold through July 31, 2021 are as follows:

Minimum Price	Total Amount Sold	Interest Rate	Dates	Exemption
$1,000	$1,070,000	20.0%	May 24, 2021 to present (ongoing)	Rule 506(c); Reg. S

On July 31, 2021, the Company issued 8,890,279 shares of common stock and raised $18,087 thousand in cash (at $2 per share).

On August 5, 2021, the Company issued 1,244,182 shares of common stock and raised $3,732 thousand in cash (at $ 3 per share).

Item 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In its two most recent fiscal years, the Company has had no disagreements with its independent accountants.

Item 15.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation, dated June 22, 2015*
3.2	Certificate of Amendment, dated August 10, 2020*
3.3	Bylaws*
10.1	TV Series Producer Agreement, dated February 3, 2021, by and between TransparentBusiness, Inc., Unicorns, Inc. and Alexander Konanykhin*
10.2	Share Exchange Agreement, dated November 19, 2020, by and between TransparentBusiness, Inc., ITSQuest, Inc., Sarah Reagan and Jeff Reagan*
10.3	Loan Agreement and Promissory Note, by and between TransparentBusiness, Inc. and Silvina Moschini*
10.4	Termination of the Loan Agreement and Promissory Note, by and between TransparentBusiness, Inc. and Silvina Moschini*
10.5	Share Transfer Agreement, dated January 1, 2018, by and between TransparentBusiness, Inc. and KMGI Studios, Inc.*
10.6	Share Transfer Agreement, dated January 1, 2018, by and between TransparentBusiness, Inc. and Maria Silvina Moschini.*
10.7	Amendment No. 1 to Termination of Loan Agreement and Promissory Note, by and between TransparentBusiness, Inc. and Silvina Moschini
21.1	Subsidiaries of the Registrant*

*	Previously filed

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TransparentBusiness, Inc.

Date:	August 9, 2021	By:	/s/ Alex Konanykhin
Alex Konanykhin
Chief Executive Officer

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